UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INFINERA CORPORATION

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Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 7, 2015

10:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Infinera Corporation, a Delaware corporation. Notice is hereby given that the meeting will be held on Thursday, May 7, 2015, at 140 Caspian Court, Sunnyvale, California 94089 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect to the Board of Directors (the “Board”) the three nominees for Class II directors named in the Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2015;

3.	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 18, 2015. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that Infinera will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need more quickly and conveniently, while lowering the cost of delivery and reducing the environmental impact of the Annual Meeting.

As a stockholder of Infinera, your vote is important. Whether or not you expect to attend the Annual Meeting in person, it is important that you vote as soon as possible so that your shares are represented. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about March 26, 2015.

On behalf of the Board, thank you for your participation in this important annual process.

By Order of the Board,
/S/ JAMES L. LAUFMAN
James L. Laufman
Senior Vice President, General Counsel and Corporate Secretary

Sunnyvale, California
March 26, 2015

i

INFINERA CORPORATION

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read and consider carefully the complete Proxy Statement before voting.

2015 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Pacific Time, on Thursday, May 7, 2015
Place:	Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089
Record Date:	March 18, 2015
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

Agenda Items	Board Vote Recommendation	Page Reference (for more detail)
1. To elect to the Board of Directors the three nominees for Class II directors named in the Proxy Statement.	FOR EACH DIRECTOR NOMINEE	7
2. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2015.	FOR	20
3. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	FOR	53
4. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

Board Nominees

Name	Age	Director Since	Independent(1)	Committee Memberships
				AC	CC	NGC	TAC
James A. Dolce, Jr.	52	2014	X	—	—	—	M
Paul J. Milbury	66	2010	X	C	M	—	—
David F. Welch, Ph.D.	54	2010	—	—	—	—	M

AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Governance Committee

TAC = Technology and Acquisition Committee; C = Chairman; M = Member

(1)	Under the rules and regulations of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Board and Governance Highlights

Board Independence. 6 out of 8 of our directors are independent.

Board Composition. The size of our Board of Directors is currently fixed at eight and is divided into three classes. The board annually assesses its performance through a board self-evaluation.

Board Committees. We have four committees of the Board of Directors—Audit, Compensation, Nominating and Governance, and Technology and Acquisition. With the exception of the Technology and Acquisition Committee (our President serves on this committee) all other committees are composed entirely of independent directors.

Leadership Structure. We have separated the positions of Chairman and Chief Executive Officer (“CEO”).

Director Stock Ownership. Each non-employee director is required to own shares of Infinera common stock having a value of at least four times the annual cash retainer.

Risk Oversight. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of overall risk management

Business Highlights

Our financial results for fiscal 2014 reflect a year of winning footprint, building strong relationships with our customers, and increasing profitability. We continued to gain strong market acceptance of our Intelligent Transport Network and the Infinera DTN-X platform. Highlights included:

•

Revenue was $668.1 million in fiscal 2014, a 23% increase compared to fiscal 2013, marking the second consecutive year where we have grown significantly faster than the overall dense wavelength division multiplexing market.

•

Non-GAAP gross margin(1) was 44.0% in fiscal 2014 as compared to 41.6% in fiscal 2013 and 37.9% in fiscal 2012, demonstrating the leverage we have achieved from our vertical integration and the value proposition of our Intelligent Transport Network.

•	Non-GAAP operating income(2) was $55.7 million in fiscal 2014 as compared to a non-GAAP operating income of $7.8 million in fiscal 2013 and a non-GAAP operating loss of $41.2 million in fiscal 2012.

(1)

As used in this Proxy Statement, GAAP refers to U.S. generally accepted accounting principles. For a reconciliation of GAAP to Non-GAAP Gross Profit and Gross Margin for fiscal years 2014, 2013 and 2012, please see Appendix A to this Proxy Statement.

(2)	For a reconciliation of GAAP to Non-GAAP Operating Income (Loss) for fiscal years 2014, 2013 and 2012, please see Appendix A to this Proxy Statement.

Executive Compensation Program Highlights

Our executive compensation program is designed to balance near-term results with long-term success and continue to encourage our executive officers (including our named executive officers (“NEOs”) for fiscal 2014) to build value through innovation and execution. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding executive compensation made by our management team and our Compensation Committee. As explained in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program for fiscal 2014 reflects our pay-for-performance compensation philosophy and the continued strong alignment of the interests of our executive officers with those of our stockholders. Highlights of our executive compensation program for fiscal 2014 included:

•	The majority of our CEO’s fiscal 2014 target total direct compensation was in equity.

•

66% of our CEO’s target total direct compensation was in equity, which links our CEO’s compensation directly to the value of our common stock. In fiscal 2014, our CEO received a performance-based restricted stock unit (“PSU”) award for 160,330 shares of our common stock and a restricted stock unit (“RSU”) award for 106,880 shares of our common stock. Target total direct compensation consists of base salary, target cash incentive opportunity and target equity incentive compensation.

•	The majority of our CEO’s fiscal 2014 target total direct compensation and target equity compensation were at risk.

•

56% of our CEO’s target total direct compensation was completely at risk based on our performance against measurable performance objectives set forth under the fiscal 2014 bonus plan (the “2014 Bonus Plan”) and PSU awards.

•

56% of our CEO’s target equity compensation was in PSU awards. The PSU awards are 100% subject to risk of forfeiture based on our relative total stockholder return (“TSR”) performance over three performance periods against the Standard & Poor’s North American Technology Multimedia Networking Index (“S&P Networking Index”).

(1)	The average fiscal 2014 mix of pay for our NEOs other than our CEO excludes compensation for Messrs. Feller and Laufman, who were both hired during the fiscal year.

•

Our fiscal 2014 PSU awards included rigorous performance requirements. To support our pay-for-performance philosophy and further emphasize the importance of creating long-term stockholder value, our fiscal 2014 PSU awards contain several features we consider to be best practices:

•

Sustained performance requirement. To earn the maximum number of shares under the PSU awards, which is 150% of target shares, our TSR must exceed that of the S&P Networking Index by 25 points or more as calculated on each of the three separate measurement points (coinciding with the end of our fiscal 2014, 2015 and 2016).

•

Steeper downside slope. PSU awards are reduced one and one-half times faster if our TSR underperforms the S&P Networking Index (3-to-1 downside) than they are increased if our TSR outperforms the S&P Networking Index (2-to-1 upside). For example, if we underperform the S&P Networking Index by 10 points of TSR, 70% of the target PSU awards would be earned. If we outperform the S&P Networking Index by 10 points of TSR, 120% of the target PSU awards would be earned.

•

Additional award cap. Regardless of our performance versus the S&P Networking Index, PSU awards are capped at 50% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the S&P Networking Index in challenging market conditions, our PSU awards provide only modest rewards unless incremental stockholder value is created.

•

Our fiscal 2014 payouts reflect our pay-for performance philosophy. Our fiscal 2014 payouts reflect our strong performance. As indicated above, our executive compensation program strives to align the compensation outcomes for our NEOs with performance against measurable objectives. Our fiscal 2014 revenue and non-GAAP operating income results demonstrated significant growth over fiscal 2013 and exceeded the maximum levels established under our fiscal 2014 Bonus Plan, resulting in the maximum funding for the financial component at 150%. As of the end of fiscal 2014, we had two outstanding PSU performance cycles that measure our TSR against that of an independently constituted market index. We continued to outperform both the S&P Networking Index and the NASDAQ Telecommunications Index (“Telecomm Index”) for our fiscal 2014 PSU awards and fiscal 2013 PSU awards, respectively, which resulted in maximum payouts (150% of target) for the performance cycles that concluded at the end of our fiscal 2014. The outstanding PSU award granted in fiscal 2012 failed to meet the non-GAAP operating profit target of $60 million for fiscal 2014 and the remaining shares under this award were cancelled.

•

We continue to maintain sound corporate governance policies and practices. We seek to maintain sound corporate governance standards. During fiscal 2014, the following policies and practices continued to be in effect and in addition we added a policy to address pledging of our common stock by NEOs:

• Executive Clawback Policy • Anti-Hedging Policy • No Pledging of our Common Stock by NEOs • Fully Independent Compensation Committee • Stock Ownership Policy • No Guaranteed Bonuses

•    No Tax Gross-Ups

•    “Double-Trigger” Change-of-Control Agreements

•    Annual Compensation Risk Assessment

•    No Executive Perquisites

•    Independent Compensation Consultant Reporting Directly to Compensation Committee

v

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Directors (the “Board”) of Infinera Corporation (referred to herein as “Infinera,” “we,” “us” or “our”) is providing you access to these proxy materials in connection with the solicitation of proxies by the Board for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 7, 2015 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These materials were first sent or given to stockholders on or about March 26, 2015.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, Infinera is furnishing the proxy materials to its stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing the documents to you and will reduce the impact of the Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders of record and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at our principal executive offices, located at 140 Caspian Court, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on March 18, 2015 (the “Record Date”). If you are a stockholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, trustee or other nominee and you plan to attend the meeting, you must present proof of your beneficial ownership of those shares as of the Record Date, such as a bank or brokerage account statement or letter, together with a form of personal identification, to be admitted to the meeting. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

•	The election of three Class II directors to serve until the 2018 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

•	The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2015; and

•	The approval, on an advisory basis, of the compensation of Infinera’s named executive officers, as described in this Proxy Statement.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby at their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:	Proposal 1—Directors are elected by a plurality vote, which means that the three directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. “WITHHOLD” votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2015, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—Approval, on an advisory basis, of the compensation of Infinera’s named executive officers requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the “stockholder of record” with respect to those shares, and, with the exception of certain stockholders who have been solicited by mail, the Notice has been sent directly to you.

Beneficial Owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, refer to the voting instruction card provided by your broker, trustee or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 129,018,886 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares held as of the Record Date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker non-votes are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker non-vote and how are they counted at the Annual Meeting?

A:	A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not exercise available discretionary voting power with respect to that proposal or, in the absence of discretionary voting power, has not received instructions from the beneficial owner on how to vote the shares. Broker non-votes will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal.

Q:	Which proposals are considered “routine” or “non-routine?”

A:	The election of directors (Proposal 1) and the non-binding advisory vote on Infinera’s named executive officer compensation (Proposal 3) are “non-routine” matters for which discretionary voting power does not exist under applicable rules. A broker, trustee or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals 1 and 3. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote with respect to Proposals 1 and 3, no votes will be cast on your behalf.

The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter for which discretionary voting power exists under applicable rules. A broker, trustee or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of Record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method. To vote in person, please bring a form of personal identification to be admitted to the meeting.

Beneficial Owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Otherwise you will not be permitted to vote at the meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy (please refer to the voting instructions in the Notice or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee (please refer to the voting instructions provided to you by your broker, trustee or other nominee).

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or other nominees.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you have not already received one, you may request a proxy card from Infinera, and indicate your vote by completing, signing and dating the card where indicated and returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you are a stockholder of record or have obtained a proxy voting form from your broker, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. If you are a beneficial owner of shares and your broker, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1 and 3 and will be counted as broker non-votes, and will be voted with respect to Proposal 2 at the discretion of your broker, trustee or other nominee.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record—If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent to our principal executive offices, Attn: Corporate Secretary. A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m. Eastern Time, on the day prior to the Annual Meeting.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions by any of the applicable voting methods allowed to your broker, trustee or other nominee or (2) attending the Annual Meeting and voting in person if you have obtained a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will bear all expenses of soliciting proxies for the Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-

pocket expenses in connection with such solicitation. We have engaged the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, as our proxy solicitor to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Morrow’s fees for this service are estimated to be $9,500 plus expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC.

Q:	Are votes confidential? Who counts the votes?

A:	We will continue to hold the votes of all stockholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

We also will continue to retain an independent tabulator to receive and tabulate the proxies and independent inspector of election to certify the results.

Additional Information

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:	If you receive more than one Notice or set of proxy materials, your shares are likely registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access Infinera’s proxy materials and Annual Report on Form 10-K via the Internet?

A:	Our proxy materials will be available on its website at www.infinera.com/annual_meeting, and all stockholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to in the Notice at www.proxyvote.com. Our Annual Report on Form 10-K for the fiscal year ended December 27, 2014 (the “2014 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2014 Annual Report by going to Infinera’s website at www.infinera.com/annual_meeting. The 2014 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

Q:	What information from this proxy statement is incorporated by reference into certain Company SEC filings?

A:	We have made previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Q:	How can I view or request copies of the Company’s corporate documents and SEC filings?

A:	Our website contains our Amended and Restated By-Laws, Corporate Governance Guidelines, Board committee charters, Code of Business Conduct and Ethics and our SEC filings. To view these documents, go to www.infinera.com, click on “Company” then click on “Investor Relations” and then click on “Corporate Governance.” To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.infinera.com, click on “Company” then click on “Investor Relations” and then click on “SEC Filings.”

We will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Board committee charters or Code of Business Conduct and Ethics to any stockholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

We will promptly deliver free of charge, upon request, a copy of the 2014 Annual Report and this Proxy Statement to any stockholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The Board currently consists of eight directors and is divided into three classes. Each class of the Board serves a staggered three-year term. Our Class II directors, whose terms expire at the Annual Meeting, are James A. Dolce, Jr., Paul J. Milbury and David F. Welch, Ph.D.

There are three nominees for election to Class II of the Board this year, Messrs. Dolce and Milbury and Dr. Welch. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for our Class II directors, if elected, will serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders, or until his successor is duly elected and qualified, or until his earlier death, resignation or removal from the Board.

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee generally recommends that any new director be appointed to the class of directors that is up for re-election at the next annual meeting of stockholders, while maintaining the quality of distribution of the three classes of directors that comprise the Board. The Nominating and Governance Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to our business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of NASDAQ and the SEC, such as the requirements to have a majority of independent directors and an Audit Committee Financial Expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with our business, operations and markets.

Each of the nominees to fill positions as Class II directors has consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to the Annual Meeting, proxies solicited by the Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, at its option, or may decide to further reduce the number of directors that constitute the entire Board.

Information Regarding Nominees and Continuing Directors

Set forth below is information regarding each person nominated for election as a Class II director at the Annual Meeting, as well as for each director continuing service on the Board, including their ages as of March 26, 2015, the periods during which they have served as a director, certain information as to their principal occupations, directorships they hold in corporations whose shares are publicly registered and qualifications for serving as a member of the Board, including the skills, qualities, attributes and experiences that led the Board to determine it is appropriate to nominate these directors.

Nominees for Election as Class II Directors whose terms expire at the 2015 Annual Meeting of Stockholders. If re-elected the Class II Directors terms would expire at the 2018 Annual Meeting of Stockholders.

James A. Dolce, Jr. Director since 2014 Age 52

James A. Dolce, Jr. has been a member of the Board since May 2014. Since March 2014, Mr. Dolce has served as the CEO and a director of Lookout, Inc., a mobile security company. Mr. Dolce has been the founder of four successful technology companies and has held senior executive positions at both Juniper Networks, Inc. and Akamai Technologies, Inc. Prior to joining Lookout, Mr. Dolce was the Vice President of Carrier Market Development at Akamai and prior to that, he was the founder and CEO of Verivue, Inc., which was acquired by Akamai. Prior to Verivue, Mr. Dolce served as Executive Vice President of Worldwide Field Operations for Juniper from July 2002 to April 2006, where he led Juniper’s global sales, marketing and customer service efforts. During Mr. Dolce’s tenure, Juniper grew from annual revenue of $547 million to $2.3 billion. Mr. Dolce joined Juniper through its acquisition of Unisphere Networks, Inc., where he served as CEO from April 1999 to July 2002. During this period, Mr. Dolce guided Unisphere’s rapid growth from initial product launch to over $200 million annual revenue. Mr. Dolce currently serves on the board of directors of Juniper Networks.

The Board believes that Mr. Dolce’s extensive executive management experience in the telecommunications industry enables him to provide significant experience to the Board. Mr. Dolce has also served as the CEO of two private companies. The Board also benefits from Mr. Dolce’s service as a member of our Technology and Acquisition Committee.

Paul J. Milbury Director since 2010 Age 66

Paul J. Milbury has been a member of the Board since July 2010. Mr. Milbury served as Vice President of Operations and Chief Financial Officer (“CFO”) of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems, Inc., a networking and telecommunications company, in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and CFO of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury currently serves on the board of directors of Gigamon, Inc.

As Chairman of our Audit Committee and as an Audit Committee Financial Expert, Mr. Milbury provides the Board with a strong understanding and high level of experience in the areas of finance, accounting and operations. The Board also benefits from Mr. Milbury’s service as a member of our Compensation Committee, his executive management experience at Starent Networks, Cisco Systems and Avid Technology, and his experience as a director at various public and private companies.

David F. Welch, Ph.D. Director since 2010 Age 54

David F. Welch, Ph.D. co-founded Infinera and has served as our President since June 2013 and as a member of the Board since October 2010. Dr. Welch has served as our Executive Vice President, Chief Strategy Officer from January 2004 to June 2013, as our Chief Development Officer/Chief Technology Officer from May 2001 to January 2005, as our Chief Marketing Officer from January 2005 to January 2009, and as a member of our board of directors from May 2001 to November 2006. Prior to joining Infinera, Dr. Welch served in various executive roles, including as Chief Technology Officer of the Transmission Products Group of JDS Uniphase Corporation, an optical component company, and Chief Technology Officer and Vice President of Corporate Development of SDL Inc., an optical component company. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. He is a Fellow of OSA and the Institute of Electrical and Electronics Engineers.

As co-founder and President of Infinera, Dr. Welch has strong institutional knowledge of Infinera, coupled with a deep technical understanding of the optical networking industry. The Board believes that Dr. Welch’s leadership skills, industry experience and comprehensive technical knowledge provide the Board with an important perspective into our product development, marketing and selling strategies. The Board also benefits from Dr. Welch’s service on our Technology and Acquisition Committee.

Incumbent Class III Directors whose terms expire at the 2016 Annual Meeting of Stockholders.

Marcel Gani Director since 2014 Age 62

Marcel Gani has been a member of the Board since June 2014. Mr. Gani has been an independent consultant since 2009. His previous experience includes Lecturer in Accounting and Finance at the Leavey School of Business at Santa Clara University, and multiple roles at Juniper Networks, including Chief of Staff from January 2005 to March 2006 and Executive Vice President and CFO from February 1997 to December 2004. Prior to Juniper, Mr. Gani served as Vice President and CFO of NVIDIA Corporation from February 1996 to February 1997. Mr. Gani also served as CFO of Grand Junction Networks, Primary Access Corporation and NeXT Computer, Inc. Mr. Gani also serves on the board of directors of Envivio, Inc., a video technology company.

The Board believes that Mr. Gani’s executive management experience as a former CFO for various public and private companies in the technology industry provides the Board with broad experience in finance, including accounting and financial reporting. In addition, the Board also benefits from his service as a member of the Nominating and Governance Committee and Audit Committee, as well as an Audit Committee Financial Expert.

Carl Redfield Director since 2006 Age 68

Carl Redfield has been a member of the Board since August 2006. From September 2004 to his retirement in May 2008, Mr. Redfield served as Senior Vice President, New England Development Center Executive Sponsor, of Cisco Systems. From February 1997 through September 2004, Mr. Redfield served as Cisco Systems’ Senior Vice President, Manufacturing and Logistics.

The Board believes that Mr. Redfield’s executive management experience, along with his significant manufacturing and logistics experience, enable Mr. Redfield to make significant contributions to the Board. In addition, the Board benefits from Mr. Redfield’s institutional knowledge of Infinera and his service as a member of our Compensation Committee and as Chairman of our Nominating and Governance Committee.

Mark A. Wegleitner Director since 2011 Age 64

Mark A. Wegleitner has been a member of the Board since May 2011. Since April 2011, Mr. Wegleitner has served as President of Wegleitner Consulting, LLC, a privately owned telecommunications consulting company. From September 2007 until his retirement in July 2010, Mr. Wegleitner served as the Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks. From July 2000 to September 2007, he served as Chief Technology Officer (“CTO”) for Verizon, with responsibility for wireline communications technologies. Prior to the creation of Verizon, Mr. Wegleitner held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including CTO from January 1999 to July 2000. Prior to joining Bell Atlantic, he worked at Bell Laboratories and AT&T General Departments.

The Board believes that Mr. Wegleitner’s extensive experience in the telecommunications industry provides the Board with a high level of expertise and experience. The Board also benefits from Mr. Wegleitner’s service as a member of our Technology and Acquisition Committee and as Chairman of our Compensation Committee.

Incumbent Class I Directors whose terms expire at the 2017 Annual Meeting of Stockholders.

Thomas J. Fallon Director since 2009 Age 53

Thomas J. Fallon has served as our CEO since January 2010 and as a member of the Board since July 2009. From January 2010 to June 2013, Mr. Fallon also served as our President. Mr. Fallon served as our Chief Operating Officer from October 2006 to December 2009, and as our Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations at Cisco Systems. From March 1991 to August 2003, Mr. Fallon served in a variety of functions at Cisco, including General Manager of the Optical Transport Business Unit and Vice President of Service Provider Manufacturing. Prior to joining Cisco, Mr. Fallon served in various manufacturing roles at Sun Microsystems and Hewlett Packard. Mr. Fallon currently serves on the board of Hercules Technology Growth Capital, Inc., a specialty finance company, and the Engineering Advisory Board of the Cockrell School at the University of Texas.

As the CEO of Infinera, the Board believes that Mr. Fallon provides significant institutional knowledge of Infinera and industry knowledge, as well as key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Mr. Fallon’s leadership skills and executive management experience, along with his operational management experience and technical expertise, enable Mr. Fallon to make significant contributions to the Board.

Kambiz Y. Hooshmand Director since 2009 Age 53

Kambiz Y. Hooshmand has been a member of the Board since December 2009 and has served as Chairman of the Board since October 2010. From March 2005 to May 2009, Mr. Hooshmand served as President and CEO of Applied Micro Circuits Corporation (“AMCC”), a communications solutions company. From February 2002 to March 2005, Mr. Hooshmand served as Group Vice President and General Manager of Cisco Systems. From March 2000 to February 2002, Mr. Hooshmand served as Vice President and Division General Manager of the DSL Business Unit at Cisco Systems. From June 1997 to February 2000, Mr. Hooshmand served as Cisco Systems’ Vice President of Engineering. From January 1992 to June 1997, Mr. Hooshmand served as Director of Engineering of StrataCom, Inc., a networking solutions company, which was acquired by Cisco Systems. Mr. Hooshmand served on the board of directors of Power-One, Inc., an energy efficient power solutions company, from October 2009 to July 2013. Power-One was acquired by ABB Ltd., a power and automation technology company, in July 2013.

As the Chairman of the Board of Infinera, Mr. Hooshmand brings his leadership skills, industry experience and comprehensive knowledge of our business, financial position and operations to the Board deliberations. Mr. Hooshmand brings significant executive management and technical experience in the networking industry as a result of his executive positions at AMCC, Cisco Systems and StrataCom. The Board also benefits from Mr. Hooshmand’s service as a member of our Audit Committee and Nominating and Governance Committee, as well as Chairman of our Technology and Acquisition Committee.

Vote Required

Directors are elected by a plurality vote, which means that the three directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. “WITHHOLD” votes and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors.

Proposal 1—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election to the Board of the three Class II nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We have adopted a number of policies and practices, some of which are described below, that highlight our commitment to sound corporate governance principles. We also maintain a Corporate Governance section on the Investor Relations’ page on our website, which can be found at www.infinera.com.

Independence of the Board

In accordance with the current listing standards of NASDAQ, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that, with the exception of Mr. Fallon and Dr. Welch, both of whom are employees of Infinera, all of its members are “independent directors,” using the definition of that term in the listing standards of NASDAQ. Also, all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as more fully described below, are independent directors.

Stockholder Communications with the Board

Stockholders may communicate with the Board by writing to the following address:

Board of Directors

c/o Corporate Secretary

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. At the direction of the Board, all mail received may be opened and screened for security purposes. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

Board Leadership Structure

In January 2010, we separated the positions of Chairman of the Board and CEO. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chairman of the Board with responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things.

The Board believes that its leadership structure is appropriate. The Board also believes that the combination of an independent chairman, three of our four committees comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Board Oversight of Risk

Risk is inherent with every business and the Board is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In connection with the Board’s annual strategic plan review, senior management makes a multidisciplinary presentation to the Board that includes any significant strategic, operational, financial, legal and compliance risks facing Infinera, our general risk management strategy and actions taken by senior management in compliance with this strategy. At other meetings of the Board, senior management provides updates to the Board on any specific risk-related issues. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. In addition, each of the committees of the Board considers any risks that may be within its area of responsibilities and Board members, or Board committee members, periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Technology and Acquisition Committee assists the Board in fulfilling its oversight responsibilities with respect to managing the risks associated with technology development and acquisitions and investments. Each of the committee Chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and our directors. The Code of Business Conduct and Ethics reflects our policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our Code of Business Conduct and Ethics. A copy of our Code of Business Conduct and Ethics is posted on our website at www.infinera.com in the Corporate Governance section on our Investor Relations’ page. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which govern, among other things, member criteria, responsibilities, compensation and education, committee composition and charters, communication activities and management succession. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

Stock Ownership Policy

The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, the Board has adopted a stock ownership policy for our directors and executive officers who are designated as reporting officers under Section 16 of the Exchange Act (“Section 16 Officers”). For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Stock Ownership Policy.”

Information Regarding the Board and its Committees

The Board met nine times during fiscal 2014. The Board acted by written consent three times during fiscal 2014. During fiscal 2014, each director then in office, with the exception of Mr. Redfield, attended 75% or more of the meetings of the Board and the committees on which he served during the period for which he was a director, committee chairman or committee member, as applicable. During fiscal 2014, Mr. Redfield’s ability to attend Board and committee meetings was influenced by health considerations. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board. Directors are encouraged, but not required, to attend our annual meetings of stockholders. One member of the Board attended our 2014 Annual Meeting of Stockholders.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Technology and Acquisition Committee. Mr. Fallon does not serve on any committees of the Board. All members served the entire fiscal year unless otherwise noted. The following table provides membership and meeting information for the Board and each of the committees of the Board as of the end of fiscal 2014:

Name	Board	Audit	Compensation	Nominating and Governance	Technology and Acquisition
James A. Dolce, Jr.(1)	M	—	—	—	M
Thomas J. Fallon	M	—	—	—	—
Marcel Gani(2)	M	M	—	M	—
Kambiz Y. Hooshmand(3)	C	M	—	M	C
Paul J. Milbury	M	C	M	—	—
Carl Redfield	M	—	M	C	—
Mark A. Wegleitner	M	—	C	—	M
David F. Welch, Ph.D.	M	—	—	—	M

Total Meetings in Fiscal 2014	9	10	6	8	3

C = Chairman; M = Member

(1)	Mr. Dolce became a member of the Technology and Acquisition Committee effective as of September 16, 2014.
(2)	Mr. Gani became a member of the Audit Committee effective as of June 9, 2014 and a member of the Nominating and Governance Committee effective as of September 16, 2014.
(3)	Mr. Hooshmand became a member of the Audit Committee effective as of May 15, 2014.

Below is a description of each standing committee of the Board. The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Infinera. Each committee of the Board has a written charter approved by the Board. Copies of each charter are posted on our website at www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

Audit Committee

The Audit Committee reviews and monitors our financial statements, financial reporting process and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm as well as our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Any related party transactions are subject to approval by our Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. A copy of the Audit Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

The current members of the Audit Committee are Messrs. Gani, Hooshmand and Milbury. Mr. Milbury chairs the Audit Committee. The Audit Committee met ten times during fiscal 2014. The Audit Committee did not act by written consent during fiscal 2014. Each member of our Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. In addition to qualifying as independent under the NASDAQ rules, each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ Audit Committee requirements. The Board has determined that Messrs. Gani and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Gani and Milbury any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation policies and programs. The Compensation Committee establishes our compensation philosophy and policies, administers all of our compensation plans for executive officers, and recommends the compensation for the non-employee directors of the Board. The Compensation Committee seeks to assure that our compensation policies and practices promote stockholder interests and support our compensation objectives and philosophy as described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of the Compensation Committee are Messrs. Milbury, Redfield and Wegleitner. Mr. Wegleitner chairs the Compensation Committee. The Compensation Committee met six times during fiscal 2014. The Compensation Committee acted by written consent four times during fiscal 2014. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfies the director and compensation committee independence requirements under the listing standards of NASDAQ.

Non-Executive Equity Award Subcommittee

The guidelines for the size of new hire, promotional and annual retention equity awards for Section 16 Officers are reviewed and approved by the Compensation Committee. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee (the “Subcommittee”), consisting of the CEO, General Counsel and Vice President of Human Resources, the authority to formally approve new hire, promotional and annual retention equity awards to certain employees pursuant to guidelines pre-approved by the Compensation Committee. The delegation does not include the authority to make equity awards to employees who are Section 16 Officers. The delegation of authority to the Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards at their discretion. The Subcommittee acted by written consent 12 times and met in person one time during fiscal 2014.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and recommends changes to corporate governance policies and practices applicable to Infinera. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of stockholders. The Nominating and Governance Committee also oversees an annual board evaluation process to determine whether the Board is functioning effectively. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, and evaluating and making recommendations to the Board concerning corporate governance matters. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of the Nominating and Governance Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

The current members of the Nominating and Governance Committee are Messrs. Gani, Hooshmand and Redfield, each of whom is independent under the listing standards of NASDAQ. Mr. Redfield chairs the Nominating and Governance Committee. The Nominating and Governance Committee met eight times during fiscal 2014. The Nominating and Governance Committee did not act by written consent during fiscal 2014.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of our directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. While we do not have a formal written policy on director diversity, the Board and the Nominating and Governance Committee consider diversity when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These factors, and others considered useful by our Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of our Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

Our Nominating and Governance Committee leads the search for, selects and recommends candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Board typically have been suggested by other members of the Board or by our executive officers. From time to time, our Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by stockholders are evaluated by our Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Corporate Secretary at our principal executive offices, and must include the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board;

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy, and (b) if elected, to serve on the Board;

•	The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Technology and Acquisition Committee

The Technology and Acquisition Committee reviews with management, makes recommendations to the Board on and, when expressly authorized by the Board, approves acquisitions, investments, joint ventures and other strategic transactions in which we may engage from time-to-time. The Technology and Acquisition Committee also evaluates the execution, financial results and integration of any such potential transactions. In addition, the Technology and Acquisition Committee provides advice and counsel on matters relating to technology development and innovation, as well as enhancing the Board’s understanding to allow for better input and direction regarding our strategy, progress and risks. A more detailed description of the Technology and Acquisition Committee’s functions can be found in our Technology and Acquisition Committee charter. A copy of the Technology and Acquisition Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

The current members of the Technology and Acquisition Committee are Messrs. Dolce, Hooshmand and Wegleitner and Dr. Welch. Mr. Hooshmand chairs the Technology and Acquisition Committee. The Technology and Acquisition Committee met three times during fiscal 2014. The Technology and Acquisition Committee did not act by written consent during fiscal 2014.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, the Compensation Committee of the Board consisted of Messrs. Milbury, Redfield and Wegleitner. None of these individuals was at any time during fiscal 2014, or at any other time, an executive officer or employee of Infinera. No member of our Compensation Committee had any relationship with Infinera during fiscal 2014 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

COMPENSATION OF DIRECTORS

Our compensation program for our non-employee directors is designed to attract and retain highly-qualified, independent directors to represent stockholders on the Board and to act in their best interests. Until September 2014, the Nominating and Governance Committee, which consists solely of independent directors, had the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board. During fiscal 2014, the Nominating and Governance Committee engaged an outside advisor to provide relevant market data regarding our director compensation programs in order to review the program. The Nominating and Governance Committee and Board determined that a mix of cash compensation and equity awards should continue to be used in our compensation program for our non-employee directors. Directors who are also employees of Infinera do not participate in our director compensation program, nor do they receive any additional compensation for their service as directors. Starting in September 2014, the Compensation Committee now has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board.

Director Fees

Unless otherwise noted, during fiscal 2014, our cash compensation program for our non-employee directors was as follows:

Position	Annual Retainer Fee ($)
Non-Employee Director	50,000	(1)
Chairman of the Board	40,000
Audit Committee Chair	30,000
Audit Committee Member	12,500
Compensation Committee Chair	20,000	(2)
Compensation Committee Member	8,000
Nominating and Governance Committee Chair	10,000
Nominating and Governance Committee Member	5,000
Technology and Acquisition Committee Chair	10,000
Technology and Acquisition Committee Member	5,000

(1)	Beginning at the start of the second quarter of fiscal 2014, the annual retainer for non-employee directors was increased from $40,000 annually to $50,000 annually.
(2)	Beginning at the start of the second quarter of fiscal 2014, the annual retainer for the Compensation Committee chair was increased from $16,000 annually to $20,000 annually.

We do not pay any meeting fees for the Board or any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees are paid in arrears. In addition, we have a policy of reimbursing our non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Equity Awards

Non-employee directors are eligible to receive equity awards as follows:

•

Initial RSU Award. Each individual who commences service as a non-employee director upon his or her election or appointment to the Board at an annual meeting of stockholders will receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000. The Initial RSU Award vests in equal annual installments over three years, subject to his or her continued service with Infinera through each applicable vesting date.

•

Annual RSU Award. On the date of each annual meeting of stockholders, each individual who continues to serve as a non-employee director after that annual meeting will be eligible to receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000. The Annual RSU Award will vest as to 100% of the shares on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of the Company through the vesting date.

In addition to the Initial RSU Award, any individual who is first elected or appointed as a non-employee director other than at an annual meeting of stockholders and at least six months prior to the next annual meeting of stockholders will also be eligible for a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000 pro-rated for the number of months remaining until the next scheduled annual meeting of stockholders.

For the Annual RSU Award in connection with the 2014 Annual Meeting of Stockholders, we granted RSU awards in the amount of 19,009 shares of Infinera common stock to each non-employee director then in office. These RSU awards vest in full on May  7, 2015, subject to each non-employee director’s continued service to Infinera through the vesting date.

Fiscal 2014 Director Compensation

The following table sets forth all of the compensation awarded to, earned by, or paid to the non-employee members of the Board in fiscal 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
James A. Dolce, Jr.(3)	32,596	327,335	—	359,931
Marcel Gani(4)	36,099	334,975	—	371,074
Kenneth A. Goldman(5)	26,195	—	—	26,195
Kambiz Y. Hooshmand	115,295	163,667	—	278,962
Philip J. Koen(6)	26,905	—	—	26,905
Dan Maydan, Ph.D.(7)	25,385	—	—	25,385
Paul J. Milbury	90,500	163,667	—	254,167
Carl Redfield	70,500	163,667	—	234,167
Mark A. Wegleitner	76,500	163,667	—	240,167

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board, see the disclosure above under “Director Fees.”
(2)

The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”) and without any adjustment for estimated forfeitures. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the non-employee directors with respect to these awards at the time the shares of Infinera common stock underlying the RSU awards are vested and/or sold. There can be no assurance that the actual value realized by a non-employee director will be at or near the grant date fair value of the RSU awards granted.

(3)	Mr. Dolce was appointed as a director effective as of May 15, 2014.
(4)	Mr. Gani was appointed as a director effective as of June 9, 2014.
(5)	Mr. Goldman resigned as a director effective as of May 15, 2014.
(6)	Mr. Koen resigned as a director effective as of May 14, 2014.
(7)	Dr. Maydan resigned as a director effective as of May 15, 2014.

Additional Information with Respect to Director Equity Awards

Name	Shares Subject to Stock Awards Outstanding at Fiscal Year-End (#)(1)	Shares Subject to Option Awards Outstanding at Fiscal Year-End (#)(2)
James A. Dolce, Jr.	38,018	—
Marcel Gani	35,560	—
Kenneth A. Goldman	—	—
Kambiz Y. Hooshmand	19,009	100,000
Philip J. Koen	—	—
Dan Maydan, Ph.D.	—	—
Paul J. Milbury	19,009	32,600
Carl Redfield	19,009	157,100
Mark A. Wegleitner	19,009	70,000

(1)	Includes unvested RSU awards.
(2)	Includes both vested and unvested stock options to purchase shares of Infinera common stock.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 26, 2015 and has further directed that we submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm is not required pursuant to our Bylaws, our other governing documents or law. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit, tax and other services provided by Ernst & Young LLP for the fiscal years ended December 27, 2014 and December 28, 2013. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2014	2013
Audit Fees	$1,563,000	$1,628,000
Tax Fees	47,000	9,000
All Other Fees	2,000	2,000

Total Fees	$1,612,000	$1,639,000

Audit Fees

This category of the table above includes fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, the preparation by Ernst & Young LLP of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting, review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings for those fiscal years. The category also includes statutory audits required by non-U.S. jurisdictions. Audit fees for fiscal 2013 include $0.3 million of fees related to comfort letter procedures in connection with the issuance of $150 million aggregate principal amount of 1.75% Convertible Senior Notes due 2018.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category of the table above principally includes support and advisory services provided by Ernst & Young LLP that are not included in the service categories reported above.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. “ABSTENTIONS” will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 26, 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Gani and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements included in our 2014 Annual Report with our management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinera.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our 2014 Annual Report for filing with the SEC.

Submitted by the following members of the Audit Committee:

Paul J. Milbury, Chairman

Marcel Gani

Kambiz Y. Hooshmand

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	Each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	Our named executive officers;

•	Each of our directors; and

•	All current named executive officers and directors as a group.

The information provided in this table is based on our records, information filed with the SEC and information provided to Infinera, except where otherwise noted. To our knowledge and unless as otherwise indicated, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. Percentage beneficially owned is based on 129,018,886 shares of common stock outstanding on the Record Date. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of the Record Date(1)	Total Beneficial Ownership	Percent Beneficially Owned
5% or More Stockholders
FMR LLC(2)	18,792,952	—	18,792,952	14.6%
The Vanguard Group(3)	7,728,166	—	7,728,166	6.0%
BlackRock, Inc.(4)	7,108,991	—	7,108,991	5.5%
Named Executive Officers and Directors
Thomas J. Fallon	852,418	685,662	1,538,080	1.2%
Brad Feller	56,313	8,333	64,646	*
David F. Welch, Ph.D.(5)	1,347,841	910,480	2,258,321	1.7%
Robert J. Jandro	29,211	13,540	42,751	*
James L. Laufman	—	—	—	*
James A. Dolce, Jr.	—	25,346	25,346	*
Marcel Gani	—	17,780	17,780	*
Kambiz Y. Hooshmand(6)	48,567	119,009	167,576	*
Paul J. Milbury	18,067	51,609	69,676	*
Carl Redfield(7)	69,001	126,109	195,110	*
Mark A. Wegleitner	17,467	74,009	91,476	*

All current executive officers and directors as a group (11 persons)	2,438,885	2,031,877	4,470,762	3.4%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by vested, unexercised stock options as of the Record Date and stock options, RSUs or other rights that are expected to vest within 60 days as of the Record Date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the stock options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Information based on a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC (“FMR”), Edward C. Johnson III (FMR’s Director and Chairman), Abigail P. Johnson (FMR’s Director, Vice Chairman, Chief Executive Officer and President) and Fidelity Growth Company Fund (“Fidelity”). Such amendment states that FMR is deemed to be the beneficial owner of 18,792,952 shares by virtue of its control over Fidelity, which is deemed to be the beneficial owner of 11,614,794 shares as a result of its acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Such amendment further states that (a) FMR has sole voting power over 2,200,500 shares, shared voting power over no shares, sole dispositive power over 18,792,952 shares, and shared dispositive power over no shares; (b) Mr. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 18,792,952 shares, and shared dispositive power over no shares; (c) Ms. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 18,792,952 shares, and shared dispositive power over no shares and

(d) Fidelity has sole voting power over 11,614,794 shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over no shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)

According to a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group (“Vanguard”). Vanguard is the beneficial owner of 7,728,166 and has sole voting power with respect to 167,400 shares, sole dispositive power with respect to 7,571,966 shares and shared dispositive power with respect to 156,200 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

According to a Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 7,108,991 shares and has sole voting power with respect to 6,841,607 shares and sole dispositive power with respect to 7,108,991 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(5)

Consists of (i) 14,132 shares held by Dr. Welch; (ii) 277,966 shares held by The Welch Family Trust dated 4/3/96; (iii) 319,493 shares held by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iv) 180,000 shares held by The Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (v) 553,750 shares held by SEI Private Trust Company, Trustee of The Welch Family Heritage Trust I u/l dated 9/24/01; and (vi) 2,500 shares held by Dr. Welch as trustee for his children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his children.

(6)	Consists of (i) 35,234 shares held by Mr. Hooshmand; and (ii) 13,333 shares held by 2002 Hooshmand Family Trust UA 03/01/2002.
(7)	Consists of (i) 39,562 shares held by Mr. Redfield; and (ii) 29,439 shares held by The Carl Redfield Trust 2000 dated 10/18/00.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information related to the fiscal 2014 compensation program and related decisions for the NEOs identified below. For fiscal 2014, these individuals were:

•	Thomas J. Fallon, our CEO;

•	David F. Welch, Ph.D., our President;

•	Brad Feller, our CFO;

•	Robert J. Jandro, our Senior Vice President, Worldwide Sales;

•	James L. Laufman, our Senior Vice President, General Counsel and Secretary; and

•	Ita M. Brennan, our former CFO.

Fiscal 2014 Management Changes. Ms. Brennan terminated her employment with us in February 2014. Mr. Feller began his employment with us as Senior Vice President in January 2014 and was appointed as our CFO effective in March 2014. Alastair A. Short, our former Senior Vice President, General Counsel and Secretary, terminated his employment with us in August 2014. We hired Mr. Laufman to serve as our Senior Vice President, General Counsel and Secretary in October 2014.

Executive Summary

Our executive compensation program is designed to balance near-term results with long-term success and to encourage employees to continue to build value through innovation and execution. To fulfill this mission, we have a “pay-for-performance” compensation philosophy that forms the foundation for all decisions regarding executive compensation made by the Compensation Committee. In addition, we are committed to equity-based pay practices, which help insure alignment of executives’ and employees’ interests with the interests of our stockholders.

Fiscal 2014 Business Highlights

Our financial results for fiscal 2014 reflect a year of winning footprint, building strong relationships with our customers, and increasing profitability. We continued to gain strong market acceptance of our Intelligent Transport Network and the Infinera DTN-X platform. Highlights included:

•

Revenue was $668.1 million in fiscal 2014, a 23% increase compared to fiscal 2013, marking the second consecutive year where we have grown significantly faster than the overall dense wavelength division multiplexing market.

•

Non-GAAP gross margin was 44.0% in fiscal 2014 as compared to 41.6% in fiscal 2013 and 37.9% in fiscal 2012, demonstrating the leverage we have achieved from our vertical integration and the value proposition of our Intelligent Transport Network.

•	Non-GAAP operating income was $55.7 million in fiscal 2014 as compared to a non-GAAP operating income of $7.8 million in fiscal 2013 and a non-GAAP operating loss of $41.2 million in fiscal 2012.

The following tables illustrate the growth in our revenue and shift to non-GAAP profitability over the last three fiscal years (in millions):

(1)	For a reconciliation of GAAP to Non-GAAP Gross Profit, Gross Margin and Operating Income (Loss) for fiscal years 2014, 2013 and 2012, please see Appendix A to this Proxy Statement.

Throughout the year, a steady flow of customers adopted the Infinera DTN-X platform to address their 100 Gigabits per second needs. Since its introduction in mid-2012, we have sold the Infinera DTN-X platform to 59 customers, representing a broad array of service providers including Tier 1 and Tier 2 telecommunications service providers, Internet content providers, cable operators, wholesale and enterprise carriers, research and education institutions, and government entities. We continued to demonstrate excellent financial performance on a year-over-year basis and achieved substantially all of our operational goals, which resulted in our NEOs earning higher levels of performance-based compensation under our variable compensation programs.

Providing value and return to our stockholders is central to our compensation philosophy.

Fiscal 2014 Executive Compensation Program Design Highlights

Our executive compensation program for fiscal 2014 reflects our performance results and the continued strong alignment of the interests of our executive officers with those of our stockholders. Highlights of our executive compensation program for fiscal 2014 were:

•	The majority of our CEO’s fiscal 2014 target total direct compensation was in equity.

•

66% of our CEO’s target total direct compensation was in equity, which links our CEO’s compensation directly to the value of our common stock. In fiscal 2014, our CEO received a PSU award for 160,330 shares of our common stock and a RSU award for 106,880 shares of our common stock. Target total direct compensation consists of base salary, target cash incentive opportunity and target equity incentive compensation.

•	The majority of our CEO’s fiscal 2014 target total direct compensation and target equity compensation were at risk.

•	56% of our CEO’s target total direct compensation was completely at risk based on our performance against measurable performance objectives set forth under the 2014 Bonus Plan and PSU awards.

•

56% of our CEO’s target equity compensation was in PSU awards. The PSU awards are 100% subject to risk of forfeiture based on our relative TSR performance over three performance periods against the S&P Networking Index.

•

Our fiscal 2014 PSU awards included rigorous performance requirements. To support our pay-for-performance philosophy and further emphasize the importance of creating long-term stockholder value, our fiscal 2014 PSU awards contain several features we consider to be best practices:

•

Sustained performance requirement. To earn the maximum number of shares under the PSU awards, which is 150% of target shares, our TSR must exceed that of the S&P Networking Index by 25 points or more as calculated on each of the three separate measurement points (coinciding with the end of our fiscal 2014, 2015 and 2016).

•

Steeper downside slope. PSU awards are reduced one and one-half times faster if our TSR underperforms the S&P Networking Index (3-to-1 downside) than they are increased if our TSR outperforms the S&P Networking Index (2-to-1 upside). For example, if we underperform the S&P Networking Index by 10 points of TSR, 70% of the target PSU awards would be earned. If we outperform the S&P Networking Index by 10 points of TSR, 120% of the target PSU awards would be earned.

•

Additional award cap. Regardless of our performance versus the S&P Networking Index, PSU awards are capped at 50% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the S&P Networking Index in challenging market conditions, our PSU awards provide only modest rewards unless incremental stockholder value is created.

Fiscal 2014 Executive Compensation Program Payout Highlights

Our fiscal 2014 payouts reflect our strong performance. As indicated above, our executive compensation program strives to align the compensation outcomes for our NEOs with performance against measurable objectives. The tables below summarize the results of key performance metrics that included fiscal 2014 as some or all of the performance measurement period under our 2014 Bonus Plan and PSU awards.

Our fiscal 2014 revenue and non-GAAP operating income results demonstrated significant growth over fiscal 2013 and exceeded the maximum levels established under our fiscal 2014 Bonus Plan, resulting in the maximum funding for the financial component at 150%.

	Fiscal 2013 Actual Results	Fiscal 2014 Financial Performance					Funding as % of Target
Metric		Target		Maximum		Actual
Revenue ($MM)	$544.1		$600		$652	$668.1	150%
Non-GAAP Operating Income ($MM)	$7.8	>$	15	>$	32	$55.7

As of the end of fiscal 2014, we had two outstanding PSU performance cycles that measure our TSR against that of an independently constituted market index. As summarized in the table below, we continued to outperform both the S&P Networking Index (fiscal 2014 PSU awards) and the Telecomm Index (fiscal 2013 PSU awards), which resulted in maximum payouts (150% of target) for the performance cycles that concluded at the end of our fiscal 2014. The outstanding PSU award granted in fiscal 2012 failed to meet the non-GAAP operating profit target of $60 million for fiscal 2014 and the remaining shares under this award were cancelled for Mr. Fallon and Dr. Welch.

Year of Grant	Benchmark	Applicable Measurement Period	% of Target Award Tied to Period	Performance Comparison			Payout as % of Target (2-for-1 upside, 150% max)
				Infinera % Change	Index % Change	Infinera Minus Index
2014	S&P Networking Index(1)(2)	~1-year	33%	+ 65%	+ 8%	+ ~57 points	150%
2013	Telecomm Index(1)(2)	~2-years	33%	+128%	+30%	+ ~98 points	150%

(1)	Performance is calculated using a 60-day average closing stock price and index value leading up to and including the grant date and at the end of the performance period.
(2)	One-third of the target award is measured at the end of the first, second and third fiscal years after the grant date.

Governance of Executive Compensation

Our executive compensation program reflects our core executive compensation governance principles and practices, including the following:

•

Executive Clawback Policy. We maintain an executive clawback policy that applies to our Section 16 Officers relating to reimbursement of incentive compensation under specified circumstances as set forth in the policy.

•	Anti-Hedging Policy. Our insider trading policy prohibits all employees, including our NEOs, from hedging their Infinera common stock.

•	No Pledging of our Common Stock by NEOs. In fiscal 2014 we revised our insider trading policy to prohibit our NEOs from pledging our common stock as collateral for a loan.

•	Fully Independent Compensation Committee. Our executive compensation program is reviewed annually by the Compensation Committee, which consists solely of independent directors.

•

Stock Ownership Policy. Our Section 16 Officers and Board members are subject to minimum stock ownership requirements as described below in the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Stock Ownership Policy.”

•

No Guaranteed Bonuses. We do not provide any guaranteed bonuses for any of our executive officers with the exception of sign on bonuses that may be negotiated as part of an executive officer new hire package.

•	No Tax Gross-Ups. We do not have any arrangements providing for tax “gross-ups” of any compensation elements with any of our executive officers.

•

“Double-trigger” Change of Control Arrangements. Our change of control agreements contain “double-trigger” arrangements that require a termination of employment without cause or a constructive termination of employment following a change of control of Infinera before payments and benefits are triggered.

•

Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera (as set forth in the section entitled “Risk Assessment of Compensation Practices” above).

•	No Executive Perquisites. Our executive officers are only eligible to receive the same benefits and perquisites as our other salaried employees.

•

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee relies upon input from an independent compensation consultant that is retained directly by the Compensation Committee.

Advisory Vote on Fiscal 2013 Named Executive Officer Compensation—“Say-on-Pay” Vote

In calendar 2014, stockholders were provided with the opportunity to cast an advisory (non-binding) vote (a “Say-on-Pay”) on the compensation of our NEOs for fiscal 2013. Our stockholders overwhelmingly approved our Say-on-Pay vote that occurred in calendar 2014 for fiscal 2013 NEO compensation, with over 96% of votes cast voting in favor of our Say-on-Pay proposal. For fiscal 2014, we retained our general approach to our executive compensation program, with a continued emphasis on rewarding our executive officers through compensation if they deliver value for our stockholders. The Compensation Committee welcomes input from our stockholders, as well as the outcome of our annual Say-on-Pay vote, when making executive compensation program decisions.

Overview of our Executive Compensation Program Philosophy and Process

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract, retain, and reward talented executive officers and to motivate them to pursue our corporate objectives, while fostering the creation of long-term value for our stockholders. To achieve this mission, we take a “pay-for-performance” approach that forms the foundation for the design of our executive compensation program. The Compensation Committee also designs the various components of our executive compensation program to support our company culture (i.e., increasing levels of accountability through the use of “at risk” pay for more senior employees), the internal environment relative to industry conditions, current business priorities and strategy and product development cycles.

Compensation-Setting Process Roles

Role and Authority of Compensation Committee. The Compensation Committee is responsible for our executive compensation program and all related policies and practices. The Compensation Committee has the responsibility to review and approve the compensation of each of our executive officers, including the NEOs. In addition, the Compensation Committee reviews, approves and administers our material compensation, equity and employee benefit plans and programs, which are generally available to our employees, including the NEOs. The Compensation Committee also has the authority to engage its own advisors to assist it in carrying out its responsibilities, and the reasonable compensation for such advisor services is paid by Infinera.

Role of Compensation Consultant. During fiscal 2014, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”). Compensia provided the Compensation Committee with an analysis of competitive market data regarding our NEO compensation relative to our industry sector, information on compensation trends, peer group and general market data, as well as assistance with base salary, incentive plan design and the structure of our executive compensation programs. The Compensation Committee selected Compensia to report directly to the Compensation Committee. Compensia interacted with management at the direction of the Compensation Committee but did not provide any other services for Infinera or its management team in fiscal 2014. Compensia’s fees were paid by Infinera. The Compensation Committee annually reviews the independence of its compensation consultant and during fiscal 2014 it determined that there were no conflicts of interest in connection with Compensia’s work.

Roles in Determination of CEO Compensation. Our compensation consultant provides market data and considerations for the Compensation Committee to evaluate in relation to the amount and form of our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the Chairman of the Board in particular. While the Compensation Committee considers the feedback or recommendations it receives, all decisions regarding our CEO’s compensation are made by the Compensation Committee or by the Board based on its own judgment and the interests of our stockholders, in executive sessions excluding our CEO.

Role in Determination of non-CEO Compensation. As a result of his close working relationship with each of the other NEOs, our CEO is asked to provide his assessment of their performance to the Compensation Committee. Our CEO is assisted by our Vice President of Human Resources in making these assessments. Our CEO then presents his performance assessment and makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities and equity awards for our executives (other than himself). While the Compensation Committee considers the recommendations of our CEO in determining compensation for the other NEOs, its decisions are based on its own judgment and the interests of our stockholders. None of the NEOs makes any recommendations regarding his own compensation and, with the exception of our General Counsel, in his role as secretary of the meeting, none of the executive officers is present at meetings in which his compensation is determined.

Executive Compensation Elements

We provide base salaries to attract, retain and motivate our executive officers for their day-to-day contributions, annual incentive cash compensation to link payments to the achievement of our annual financial and/or operational performance, and long-term equity-based incentive compensation to align the interests of our executive officers with that of our stockholders and provide significant motivational and retention value to our executive officers. These are the key elements of our executive compensation program. We believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends. In addition, we also provide employee benefits that are generally available to all our employees including our NEOs, and certain severance and “double-trigger” change of control payments and benefits as part of our executive compensation program as described further below.

Allocation of Compensation across Pay Elements

In determining how we allocate an NEO’s target total direct compensation opportunity among these various elements, we seek to remain market competitive while emphasizing compensation elements that reward performance against measures that we believe correlate closely with increases in long-term stockholder value. Equity awards, which for fiscal 2014 consisted of RSU awards and PSU awards, represent a large component of our NEOs’ target total direct compensation opportunity in order to encourage sustained, long-term performance and ensure alignment of the interests of our NEOs and our stockholders. Consistent with our pay-for-performance approach, a significant portion of our NEOs’ fiscal 2014 target total direct compensation opportunity was completely at-risk, including 56% of our CEO’s total target direct compensation opportunity. We believe this emphasis on equity and variable, at-risk compensation is appropriate because our NEOs have the greatest influence on our performance over time.

The following charts show our mix of target total direct compensation for fiscal 2014 for our CEO and other NEOs as a group:

(1)	The average fiscal 2014 mix of pay for our NEOs other than our CEO excludes compensation for Messrs. Feller and Laufman, who were both hired during the fiscal year.

Competitive Positioning

In making compensation decisions for our executive officers (other than our President), the Compensation Committee reviews and analyzes competitive market practices using data drawn from a group of peer companies and the Radford Global Technology survey. In the case of our President, given the limited number of relevant data points available from the peer group, the Compensation Committee relies largely on survey data from Radford. The Compensation Committee reviews the group of peer companies annually and updates its composition as necessary to take into account changes in both our business and the businesses of the peer group companies. The compensation peer group used in helping to design the fiscal 2014 executive compensation program was developed in May 2013, using the following targeted selection criteria:

•	Industry: companies in the communications equipment or related industry segments;

•	Annual Revenue: $200 million to $800 million;

•	Market Capitalization: $200 million to $2 billion; and

•	Number of Employees: 600 to 2,400.

In addition to these criteria, the Compensation Committee considered each potential peer company’s revenue growth rates, primary location and whether the potential peer company included Infinera in its compensation peer group. The Compensation Committee also considered whether a potential peer company was selected as a peer company of Infinera by one of the major proxy advisory groups. Given the limited number of companies directly comparable to us from a business perspective and the wide range of factors under consideration, not all peer companies satisfy all of the selection criteria.

The compensation peer group established for setting compensation at the beginning of fiscal 2014 consisted of the following 19 companies:

ADTRAN, Inc.	IPG Photonics Corporation
Aruba Networks, Inc.	Ixia
Calix, Inc.	NeoPhotonics Corporation
Ciena Corporation	NETGEAR, Inc.
Coherent, Inc.	Riverbed Technology, Inc.
Emulex Corporation	ShoreTel, Inc.
Extreme Networks, Inc.	Sonus Networks, Inc.
Finisar Corporation	Symmetricom, Inc.
Harmonic Inc.	ViaSat, Inc.
InterDigital, Inc.

Given that not all of the peer companies report data for a position comparable to each of our NEOs, the Compensation Committee also reviewed market data derived from the Radford Global Technology survey with annual revenues between $200 million and $1 billion. Where both data sets were available, the Compensation Committee reviewed market data that was blended from the compensation peer group and the Radford survey. The Compensation Committee did not review the individual companies comprising the survey data. In this discussion, where we refer to “market” levels of pay and the “market group,” we are referring to the combined compensation peer group and survey data described above that were then in effect and applicable to the NEOs.

In June 2014, the Compensation Committee reviewed the compensation peer group based on updated information from Compensia, in generally the same manner as described above. This resulted in the removal of NeoPhotonics (fell below the targeted range for market capitalization) and Symmetricom (acquired) from the peer group and the addition of Plantronics and QLogic (both of which fell within the targeted range for revenue and market capitalization). Data collected from this updated compensation peer group was considered in negotiating and determining Mr. Laufman’s initial compensation in connection with his appointment as our Senior Vice President and General Counsel in October 2014.

Use of Market Data

For its fiscal 2014 compensation decisions, the Compensation Committee continued to adopt a more holistic and flexible approach in its use of market data than it had taken prior to fiscal 2013. While the Compensation Committee continued to review and reference market data, the data generally was limited to enabling the Compensation Committee to be informed of market practices to ensure that our executive compensation program remains competitive, and such data was particularly informative in the context of setting compensation for new hires. In addition to the market data, several other factors were taken into account in setting the amount of each executive’s compensation elements. These factors included:

•

Recruitment, retention and historical factors. Historically, several of our longer-tenured executives have received base salaries significantly below market levels and have received variable compensation opportunities that were at or above market levels. The Compensation Committee’s goal was to set all elements of compensation competitively, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead evaluates market data from a variety of perspectives, making its compensation decisions based on a variety of relevant factors, including those listed below.

•

Lack of directly comparable data for some of our key roles. Compensation data for some of our key positions (i.e., President) are often not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•

Market positioning may be distorted by the source of the data. Certain elements of compensation reported from one source can be consistently lower than the data collected from another, given differences in methods used to collect market data. Targeting pay levels at specific percentiles of this data could have resulted in outcomes that did not align with the internal value of various roles at Infinera.

•

Desire to account for other factors not captured in the market data. As outlined below, the Compensation Committee also considered several qualitative factors that were not necessarily reflected in the market data.

Relevant Qualitative Factors

In addition to our uses of competitive market data as described above, the Compensation Committee considers a range of subjective and qualitative factors when making compensation decisions, including:

•	The role the executive officer plays and the importance of such individual to our business strategy and objectives;

•	Each executive officer’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the executive officer;

•	Our CEO’s recommendations and his assessment of the executive officer’s performance (other than his own performance);

•	The value of unvested equity awards held by each executive officer and in comparison to other members of our executive team and senior employees;

•	The impact of our compensation decisions on key financial and other metrics such as our equity award burn-rate;

•	Our overall performance as compared to internal plans and external benchmarks;

•	The potential impact on stockholder dilution of its compensation decisions relative to peers and historical practices;

•	Internal pay equity across the executive team; and

•

Competitive labor market pressures and the likely cost, difficulty and impact on our business and strategic objectives that would be encountered in recruiting a replacement for the role filled by each of our executive officers.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

Relevant Factors Related to Individual Executives

With respect to determining fiscal 2014 executive compensation, in addition to the foregoing, the Compensation Committee broadly considered the following:

•

Mr. Fallon has served as our CEO since January 2010 and as a member of the Board since July 2009. He also served as our President from January 2010 through June 2013. The Compensation Committee believes that Mr. Fallon has continued to demonstrate considerable leadership and strategic direction in managing Infinera and our executive team during his time as CEO. In addition, the Compensation Committee believes that Mr. Fallon has provided Infinera with significant institutional and industry knowledge, as well as key oversight of corporate strategy and management development. The Compensation Committee also considered that certain elements of Mr. Fallon’s compensation, such as his base salary, had been set at below market levels for several years. In fiscal 2013, the Compensation Committee began to increase Mr. Fallon’s base salary, consistent with its desire to move his target total cash compensation closer to the market median and to recognize him for his significant contributions to Infinera.

•

Mr. Feller assumed the role of CFO in March 2014. At the time of Mr. Feller’s hire, the Compensation Committee reviewed market data for his position. His base salary, target bonus opportunity and initial equity awards were approved at levels that the Compensation Committee believed were necessary to recruit him to join Infinera and that were deemed to be appropriate in light of his experience.

•

Dr. Welch is a co-founder of Infinera, has served as our President since June 2013, and has served as a member of the Board since October 2010. The Compensation Committee believes that Dr. Welch has added significant value in supervising and managing our product marketing, corporate marketing, business development, network strategy, product line management, product architecture, network systems analysis and systems engineering organizations. In particular, his experience, knowledge and deep technical understanding of the optical network industry enabled Dr. Welch, among other things, to successfully align our product development initiatives with our marketing and sales strategies.

•

Mr. Jandro has served as our Senior Vice President, Worldwide Sales, since May 2013. Mr. Jandro has over 25 years of experience in the telecommunications and software industries. Since joining Infinera, Mr. Jandro has focused his team on building a strong flow of orders from current customers, as well as expanding opportunities with new customers and markets.

•

Mr. Laufman has served as our Senior Vice President and General Counsel since October 2014. Mr. Laufman brings to Infinera his many years of experience as a General Counsel for technology companies, working with boards of directors and senior management. The goal with respect to his role is to continue to provide effective leadership through a cost effective, responsive and professional legal organization. At the time of Mr. Laufman’s hire, and as discussed above in the section entitled “Competitive Positioning,” the Compensation Committee reviewed market group data for his position. His base salary, target bonus opportunity and initial equity award were approved at levels that the Compensation Committee believed were necessary to recruit him to join Infinera and that were deemed to be appropriate in light of his experience.

•

Ms. Brennan served as our CFO from June 2010 until February 2014. Ms. Brennan announced her decision to leave Infinera in October 2013 and no additional compensation decisions were made for her with respect to fiscal 2014 compensation. Ms. Brennan did not receive any additional severance payments upon her departure. Ms. Brennan entered into a consulting agreement with Infinera from March 1, 2014 until August 1, 2014 that allowed her outstanding equity to continue to vest until the consulting agreement terminated on August 1, 2014.

Fiscal 2014 Compensation

Base Salaries

In January and February 2014, the Compensation Committee reviewed the base salaries for fiscal 2014 for each of the then-employed NEOs (other than Ms. Brennan who had already indicated her intention to depart). At this time, the Compensation Committee approved an increase to Mr. Fallon and Dr. Welch’s base salaries but made no adjustment to the base salary for Mr. Jandro. Given that historically, our CEO’s salary generally had been below market levels, and after taking into consideration Mr. Fallon’s significant contributions and strong leadership during fiscal 2013, the Compensation Committee determined that a 25% increase in his salary was appropriate in order to maintain competitiveness with market practices and to recognize his performance during the year. Messrs. Feller and Laufman’s base salaries were established at the time they joined us.

The following table shows the annual base salary for each of our NEOs for fiscal 2013 and fiscal 2014:

Name	Fiscal 2013 Annual Base Salary	Fiscal 2014 Annual Base Salary
Thomas J. Fallon	$375,000	$468,750
Brad Feller(1)	—	$360,000
David F. Welch, Ph.D.	$360,000	$375,000
Robert J. Jandro	$350,000	$350,000
James L. Laufman(2)	—	$325,000
Ita M. Brennan(3)	$325,000	$325,000

(1)	Mr. Feller’s base salary was set as part of his new hire package. His actual fiscal 2014 base salary was prorated based on his length of service during fiscal 2014.

(2)	Mr. Laufman was employed by us during fiscal 2014 following his hire in October 2014. His actual fiscal 2014 base salary was prorated based on his length of service during fiscal 2014.
(3)	Ms. Brennan served as CFO until February 2014. Her resignation was announced in October 2013.

Performance-Based Incentive Cash Compensation (2014 Bonus Plan)

Target Bonuses. For fiscal 2014, the Compensation Committee reviewed the target bonus opportunities (which are expressed as a percentage of base salary) for Mr. Fallon, Dr. Welch and Mr. Jandro, but did not make any adjustments to these amounts. Messrs. Feller and Laufman’s target bonus opportunities were established at the time they joined us. The following table shows the target bonus opportunities (as a percentage of base salary) for each of the NEOs for fiscal 2013 and fiscal 2014:

Name	Fiscal 2013 Target Bonus (as a percentage of base salary)	Fiscal 2014 Target Bonus (as a percentage of base salary)
Thomas J. Fallon	125%	125%
Brad Feller	—	60%
David F. Welch, Ph.D.	80%	80%
Robert J. Jandro	100%	100%
James L. Laufman(1)	—	—
Ita M. Brennan(2)	65%	—

(1)

At the time of Mr. Laufman’s hire in October 2014, his target bonus opportunity was set at 60% of his base salary. However, given his start later in the fiscal year, Mr. Laufman was not eligible to participate in the 2014 Bonus Plan.

(2)	Ms. Brennan served as CFO until February 2014 at which time her employment terminated. Accordingly, she was not eligible to participate in the 2014 Bonus Plan.

Bonus Plan Design. In February 2014, the Compensation Committee approved the 2014 Bonus Plan and set the funding criteria for all eligible employees, including the NEOs. Bonuses under the 2014 Bonus Plan for participating NEOs were funded based on our performance against a mix of financial objectives (weighted at 80%) and operational objectives (weighted at 20%) as discussed below. For fiscal 2014, the Compensation Committee determined that NEOs would not be eligible for a mid-year bonus payout to emphasize full year fiscal performance and to align better with our annual operating plan.

The plan also contained an individual performance component as it related to NEOs that could adjust bonus payouts by a factor of 75% to 125% of the funded amount. The CEO was responsible for reviewing the individual performance of each NEO (other than himself). The Compensation Committee then had sole discretion to determine any individual performance adjustments for each NEO and the final bonus payout for fiscal 2014.

The financial objectives involved our revenue and non-GAAP operating income, and were selected to focus our NEOs on important and measurable financial measures and to align their interests with those of our stockholders. The Compensation Committee believes that revenue growth is an essential component of the long-term success and viability of Infinera. In addition, the Compensation Committee determined that a focus on operating income would serve to make generating a return for stockholders a priority. For purposes of the 2014 Bonus Plan, “non-GAAP operating income” was calculated excluding non-cash stock-based compensation expenses. For a reconciliation of GAAP to non-GAAP operating income for fiscal 2014, please see Appendix A to this Proxy Statement.

For fiscal 2014, the threshold, target and maximum levels of performance required for the financial objectives were as follows:

Financial Objectives (weighted at 80% for NEOs)	Threshold Performance		Target Performance		Stretch Performance		Maximum Performance
Revenue		$565 million		$600 million		$625 million		$652 million
Non-GAAP Operating Income	>$	8 million	>$	15 million	>$	32 million	>$	34 million
Funding as a Percentage of Target		40%		100%		125%		150%

•	If performance attainment on either of the financial objectives was below the threshold, this would have resulted in a 0% funding level as it related to the financial objectives.

•

For performance attainment below target (100%) but at or above the threshold (40%), the funding level would be interpolated for revenue between $565 million and $600 million, so long as operating income was greater than $8 million.

•

For performance attainment below stretch (125%) but at or above target (100%) performance, the funding level would be interpolated on a straight-line basis for revenue between $600 million and $625 million so long as operating income was greater than $15 million.

•

For performance attainment below maximum (150%) but at or above stretch (125%) performance, the funding level would be interpolated on a straight-line basis for revenue between $625 million and $652 million so long as operating income was greater than $32 million.

•	For performance attainment above maximum, funding was capped at 150%.

The Compensation Committee also determined that focusing on specific operational objectives was important to measuring our success in fiscal 2014 and to supporting our objectives of creating long-term value for our stockholders. The Compensation Committee approved the operational objectives listed below for the 2014 Bonus Plan, which included (i) an important quality metric; (ii) three key technology development goals; and (iii) attainment of key customer wins. Funding tied to the operating objectives was based upon the achievement as determined by the Compensation Committee of each operating objective as (i) on track or ahead of schedule or (ii) meets or exceeds quality metrics. No funding occurs for any operating objective that was behind schedule or failed to meet quality target metrics. Funding was capped at 100% for the operational objectives.

Operational Objectives (weighted at 20% for NEOs)	Weighting	Maximum Attainment
Quality: DOA rate—Line cards	20%	100%
Development:		100%
• Product development goal #1	20%
• Product development goal #2	10%
• Product development goal #3	10%
Key Wins:		100%
• 12 new Infinera DTN-X customers	25%
• Network deployment by a Tier 1 customer	15%

Bonus Plan Payouts. The following table shows our actual performance with respect to each financial and operational objective under the 2014 Bonus Plan:

Performance Measures	Actual Performance
Financial Objectives (weighted at 80%)
Revenue for Fiscal 2014	$668.1 million
Non-GAAP Operating Income for Fiscal 2014	$55.7 million
Operational Objectives (weighted at 20%)
Quality	Achieved
Development	Partially Achieved	(1)
Key Wins	Achieved

(1)	We achieved two of the three development goals during fiscal 2014. For the development goal that was not achieved, the eligible NEOs received no payout for this portion of the bonus.

Upon review of the full fiscal 2014 actual financial and operational performance as compared to the pre-established target levels, the Compensation Committee approved a payout to our NEOs based on the achievement of the financial objectives at 150% of target performance and the operational objectives at 90% of target performance. Consistent with past practice, no adjustments were made to the payouts of any of the NEOs, including the CEO, based on individual performance. The following table sets forth the bonus payments for fiscal 2014 earned by our NEOs pursuant to the 2014 Bonus Plan.

Name	Fiscal 2014 Final Bonus Payout(1)
Thomas J. Fallon	$808,594
Brad Feller(2)	$285,796	(3)
David F. Welch, Ph.D.	$414,000
Robert J. Jandro	$483,000
Jim Laufman(4)	—
Ita M. Brennan(5)	—

(1)	Bonuses were paid in March 2015.
(2)	In addition to Mr. Feller’s payout under the 2014 Bonus Plan, Mr. Feller received a $30,000 sign-on bonus as part of his new hire package.
(3)	Given Mr. Feller’s hire after the start of the fiscal year, his bonus for fiscal 2014 was prorated based on his length of service during the year.
(4)	Mr. Laufman was hired in the fourth quarter of fiscal 2014. As a result, he was not eligible to participate in the 2014 Bonus Plan.
(5)	Ms. Brennan served as CFO until February 2014. Since she left Infinera prior to the end of the fiscal year, she was not eligible to participate in the 2014 Bonus Plan.

Long-Term Equity-Based Incentive Compensation

Equity Compensation Design. Under the Infinera 2007 Equity Incentive Plan (the “2007 Plan”), the Compensation Committee grants equity awards to eligible employees, including the NEOs. The Compensation Committee periodically reviews our equity award grant practices and may make adjustments and policy changes as it deems appropriate. In addition, in recent years, the Compensation Committee has moved to reduce our annual aggregate equity utilization. This has been accomplished by limiting the group of employees eligible for equity awards, by using a mix of RSU awards and PSU awards, and by reducing the size of the annual grants made to employees, including the NEOs. While the Compensation Committee usually awards RSUs and PSUs to NEOs, as part of his new hire package Mr. Feller received a stock option award.

The Compensation Committee believes that it is in the best interests of Infinera and our stockholders to grant performance-based equity awards to senior employees, including the NEOs. It also believes that our performance-based equity awards foster a more direct pay-for-performance culture and multi-year vesting schedules create longer-term incentives that maintain alignment of the interests of our NEOs with those of our stockholders. The NEOs are intended to benefit from these equity awards based on continued service to Infinera as well as our sustained performance over time and the ability of our NEOs to impact the results that drive stockholder value.

In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports our compensation strategy as follows:

Type of Award	Description	Why It Is Used
RSU Awards

•    Provide the opportunity to receive a specified number of shares subject to the participant’s continued employment for a specified period.

•    Typically have a three-year or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

• Supports retention and succession planning. • Provides a direct incentive for future performance. • Useful in recruiting new executives.

PSU Awards

•    Provide the opportunity to receive shares upon the achievement of pre-established performance objectives.

•    If the threshold performance level is not achieved, the entire portion of the award tied to such performance objective will be forfeited.

• Supports pay-for-performance philosophy and retention efforts. • Links compensation directly to Infinera performance in areas identified as important by the Compensation Committee.

In February 2014, the Compensation Committee granted annual equity awards for fiscal 2014 in the form of RSU awards and PSU awards to each of the then-employed NEOs (other than Ms. Brennan). In determining the size of these annual equity awards, the Compensation Committee considered the factors described above in the sections entitled “Use of Market Data,” “Relevant Qualitative Factors” and “Relevant Factors Related to Individual Executives,” with particular attention to internal equity considerations, the potential dilutive impact of equity awards and the amount and value of unvested equity awards held by each of the NEOs. The Compensation Committee believed a combination of time-based and performance-based equity awards promote close alignment of the interests of our NEOs with those of our stockholders. Messrs. Feller and Laufman received their equity awards in connection with their new hire packages (as discussed below).

The following table sets forth the annual equity awards granted to each of the then-employed NEOs in February 2014:

		PSU Awards
Name	RSUs	Target Shares	Maximum Shares
Thomas J. Fallon	106,888	160,330	240,495
David F. Welch, Ph.D.	62,770	41,847	62,770
Robert J. Jandro	40,619	27,079	40,618
Ita M. Brennan(1)	—	—	—

(1)	Ms. Brennan served as CFO until February 2014. She did not receive any equity awards in fiscal 2014.

The RSU awards are scheduled to vest in annual installments with one-third of the underlying shares vesting on May 5 of each of 2015, 2016 and 2017, subject to each NEO’s continued service with us through each applicable vesting date. Annual awards approved by the Compensation Committee for NEOs and other employees in connection with our annual equity review typically vest annually over three years in equal installments.

The PSU awards can be earned based on our TSR performance relative to that of the S&P Networking Index. The Compensation Committee selected relative TSR as the performance measure for the PSU awards because it believes that our relative TSR is an important indicator of our long-term success and closely aligns the interests of our NEOs with those of our stockholders while also minimizing the dilutive effect of our equity awards if we underperform. In choosing an appropriate comparator group, the Compensation Committee selected the S&P Networking Index based on a review of its components, the relatively close correlation between our historical stock price movement and that of the S&P Networking Index, as well as the relevance and importance of the telecommunications industry to our business. The Compensation Committee believes that comparing our TSR performance to that of the S&P Networking Index will provide an appropriate and meaningful measure of our performance against a reasonable and objective benchmark, which at the time included nine of our peer companies. Further, the Compensation Committee believes that the S&P Networking Index was a better performance measure than the Telecomm Index as the S&P Networking Index more closely aligned with companies in our peer group and industry segment.

Our relative TSR is measured against the S&P Networking Index at three intervals for the PSUs granted in fiscal 2014, with one-third of each NEO’s target PSUs allocated to each of the three measurement periods. The table below outlines the performance criteria used to determine the percentage of the fiscal 2014 PSU awards that would be earned by our NEOs for various levels of TSR performance relative to the S&P Networking Index for each period.

	Minimum	Target	Maximum

Payment is capped at 50% if TSR is negative.
To earn the maximum number of PSU awards,
our TSR must be positive and at least 25
points higher than the S&P Networking Index
at each of the three measurement periods.

INFN TSR vs. Index	-33 points	Match	+ 25 points
Payment as Percentage of Target	0%	100%	150%
Slope	3 to 1	—	2 to 1

As shown above, for each point of positive TSR we deliver above the TSR for the S&P Networking Index, the number of shares earned increases by 2% up to a maximum of 150% of the target award level. For each point of TSR we deliver below the TSR for the S&P Networking Index, the number of shares earned decreases by 3% and can be reduced to 0% of the target award level.

For purposes of calculating TSR performance for Infinera and the S&P Networking Index, the performance periods are as follows:

(i)	for the first performance period, the start price is the 60-day average (of our closing stock price or the index, as applicable) leading up to and inclusive of February 25, 2014, and the end price is the 60-day average leading up to and inclusive of the last day of fiscal 2014;

(ii)	for the second performance period, the start price is the 60-day average leading up to and inclusive of February 25, 2014, and the end price is the 60-day average leading up to and inclusive of the last day of fiscal 2015; and

(iii)	for the third performance period, the start price is the 60-day average leading up to and inclusive of February 25, 2014 and the end price is the 60-day average leading up to and inclusive of the last day of fiscal 2016.

Notwithstanding our TSR performance relative to the S&P Networking Index, if our TSR is negative for any performance period, the payout will be capped at 50% of the target number of shares allocated to that period. PSU awards will be forfeited upon failure to achieve the TSR threshold for the relevant period, with the exception that if any shares allocated to the first and second performance periods would have otherwise vested but for the 50% cap imposed by a negative TSR for that period, then with respect to the first performance period, those shares may vest based on TSR performance for the second period criteria, or with respect to the second period, those shares may vest based on TSR performance for the third period, respectively, provided in each case that for the applicable subsequent period, our TSR is positive and results achieved are at or above 100% of target.

For similar awards measuring TSR against an appropriate index that may be awarded by the Compensation Committee to executive officers for fiscal 2016 compensation, the Compensation Committee has determined to start the measurement period using the 60-day average (of our closing stock price or the index, as applicable) leading up to and inclusive of the last day of the fiscal year prior to the grant of the award.

PSU Results. For the initial performance period ended December 27, 2014, our TSR performance exceeded the TSR performance of the S&P Networking Index by approximately 57 points. As a result, 150% of the target number of shares subject to the PSU awards allocated to the initial performance period vested, as shown in the table below:

	PSU Summary for Initial Performance Period
Name	Target Number of PSUs	Actual Number of PSUs Vested
Thomas J. Fallon	53,444	80,166
David F. Welch, Ph.D.	13,949	20,923
Robert J. Jandro	9,027	13,540

Outstanding PSU Awards Granted in Prior Fiscal Years. The table below provides information regarding outstanding performance-based awards granted prior to fiscal 2014 that were eligible to vest in fiscal 2014, including vesting conditions and number of shares vesting based on performance through fiscal 2014.

Name	Fiscal Year of Grant	Actual Number of Shares Vested For Fiscal 2014 Performance Period (#)	Target Number of RSUs Granted in Grant Year (#)	Maximum Number of Shares That Could Vest For Fiscal 2014 Performance Period (#)	Performance Measure
Thomas J. Fallon	2013	85,000	170,000	85,000	Relative TSR(1)
	2012	—	175,000	87,500	Operating Profit(2)
David F. Welch, Ph.D.	2013	37,500	75,000	37,500	Relative TSR(1)
	2012	—	33,000	16,500	Operating Profit(2)

(1)

In fiscal 2013, the Compensation Committee granted to the then-current NEOs a performance award that measures our TSR against the TSR of the Telecomm Index. This performance award pays out at 150% if our TSR outperforms the Telecomm Index by 25 points or more. Our TSR performance exceeded the TSR performance of this index by approximately 98 points for the performance period measured. For the second performance period, the start price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of January 30, 2013 and the end price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of the last day of fiscal 2014.

(2)

In fiscal 2012, the Compensation Committee granted to the then-current NEOs a performance award based on certain milestones related to the Infinera DTN-X and non-GAAP operating profit. The performance criteria related to the Infinera DTN-X was established for fiscal 2013. The performance criteria that related to fiscal 2014 performance required us to meet a non-GAAP operating profit target of $60 million for fiscal 2014. This performance criteria for fiscal 2014 was not met and the remaining shares under this award were cancelled.

2014 New Hire Awards

Brad Feller. In connection with his hire in January 2014, Mr. Feller received an award of 166,297 RSUs. This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on February 5 of each of 2015, 2016, 2017 and 2018, subject to his continued service with us through each applicable vesting date. In addition, Mr. Feller was granted an incentive stock option to purchase 25,000 shares of common stock that vest as to 25% of the shares on the 12-month anniversary of his hire date and then as to 1/48th of the shares each month thereafter, subject to his continued service with us through each applicable vesting date. The size of these equity awards was determined as the result of arm’s length negotiations with Mr. Feller and approved at the level that the Compensation Committee believed was necessary to recruit him to join Infinera.

James Laufman. In connection with his hire in October 2014, Mr. Laufman received an award of 94,607 RSUs. This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on November 5 of each of 2015, 2016, 2017 and 2018, subject to his continued service with us through each applicable vesting date. The size of this equity award was determined as the result of arm’s length negotiations with Mr. Laufman and approved at the level that the Compensation Committee believed was necessary to recruit him to join Infinera.

Employee Benefits and Perquisites

Our NEOs do not receive any executive perquisites and are eligible to receive all the same benefits as salaried employees except with respect to accrued paid time off (“PTO”), which Infinera and the Compensation Committee believe are reasonable and consistent with its overall compensation objectives to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits, a 401(k) plan, and other plans and programs, including the 2007 ESPP, made available to other eligible employees in the applicable country of residence. We only recently began to provide a 401(k) plan match that began for fiscal 2015 that is applicable to all eligible participants, including NEOs. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs.

Starting in February 2014, U.S. employees at the Senior Vice President level and above, at any U.S. work location, began participating in the “As Needed” PTO Program. Under this program, these employees may schedule PTO as they see fit and as business necessity allows, although they must continue to meet all job expectations and remain responsible for ensuring appropriate coverage for the time they will be out of the office. Under this program, PTO does not accrue for these employees. Each of these employees covered by this program received a payout of their accrued vacation in February 2014.

Additional Information Regarding Our Compensation Practices

Change of Control Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of Infinera and its stockholders. Accordingly, the Compensation Committee has entered into Change of Control Agreements (the “COC Agreements”) with certain vice president level officers and above, including each of the NEOs, to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera. The COC Agreements for Messrs. Feller and Laufman were entered into in January 2014 and October 2014, respectively, upon their hire.

An NEO will receive payments and benefits under his or her COC Agreement only if his or her employment is terminated without “Cause,” or by him or her as a result of a “Constructive Termination” (as more fully described in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below), within 12 months following a Change of Control transaction. The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable to each NEO upon a Change of Control. The Compensation Committee also believes that should Infinera engage in any discussions or negotiations relating to a Change of Control that the Board believes is in the best interests of our stockholders, these COC Agreements will help to ensure that our NEOs remain focused on the consummation of such potential transaction, without significant distraction or concern regarding their personal circumstances, such as continued employment.

The following terms apply with respect to our NEOs if we undergo a Change of Control and the NEO’s employment is terminated without Cause or as a result of a Constructive Termination within 12 months following the Change of Control, subject to such individual entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•	100% of all outstanding equity awards will vest;

•

The CEO will be paid a lump sum severance payment equal to two (2) times his annual base salary and the other NEOs will be paid a lump sum severance payment equal to one and one-half (1.5) times their annual base salary; and

•	The CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other NEOs will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Severance Policy

In addition to the Change of Control payments and benefits discussed above, the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of members of our management team, including the NEOs, and enable us to continue to recruit talented executives. Accordingly, the Compensation Committee has adopted an executive severance policy, under which severance payments and benefits will become payable if the employment of a member of our management team is terminated by us without Cause, subject to such individual entering into and not revoking a release of claims in our favor:

•

The CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times his annual base salary and the other NEOs will be paid a lump sum severance payment equal to one (1) times their annual base salary; and

•	The CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other NEOs will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If an NEO’s employment with Infinera is less than one year, the amount of severance payable to such individual will be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

Acceleration of Equity Awards upon Death or Disability. In addition, all awards granted under our equity incentive plans permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). Because we do not have any other policy with respect to severance payments or benefits in the event of an employee’s death or disability, the Compensation Committee believes that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSU awards, PSU awards and stock options.

The estimated payments and benefits that would be received by each NEO in connection with a qualifying termination of employment are presented in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below.

Equity Grant Policy

In 2007, the Compensation Committee approved a policy for the grant of equity awards. Under this policy, a Subcommittee of the Compensation Committee has been delegated the authority to grant new hire, promotional and annual retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. This Subcommittee is currently comprised of our CEO, General Counsel and Vice President of Human Resources.

The Subcommittee generally meets on the second Monday of each month to approve new hire and promotional equity awards that are within pre-approved guidelines established by the Compensation Committee. Annual performance equity awards for such non-executive employees are also scheduled to occur as part of the monthly meetings of the Subcommittee.

The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. All equity award grants to Section 16 Officers and directors, as well as grants that are outside of the pre-approved guidelines, must be made by the Compensation Committee.

Executive Clawback Policy

We maintain an Executive Clawback Policy that applies to our Section 16 Officers. Pursuant to this policy, the Compensation Committee has the authority to seek:

•	repayment of any cash incentive payment;

•	cancellation of unvested, unexercised or unreleased equity incentive awards; and

•	repayment of any compensation earned on previously exercised or released equity incentive awards,

where such payments, equity incentive awards and/or compensation earned on previously exercised or released equity incentive payments was predicated on financial results that were augmented by fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera (the “Excess Compensation”), whether or not such activity resulted in a financial restatement. The Compensation Committee shall have sole discretion under this policy, consistent with any applicable statutory requirements, to seek reimbursement for any Excess Compensation paid or received by the Section 16 Officer or director for up to a 12-month period prior to the date of the Compensation Committee action to require reimbursement of the Excess Compensation. Further, following a restatement of our financial statements, we will recover any compensation received by the CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by a Section 16 Officer or director and the compensation that would have been earned by a Section 16 Officer or director had the fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera not occurred.

Stock Ownership Policy

The Board believes that it is important to link the interests of our NEOs to those of our stockholders. Our Stock Ownership Policy requires our Section 16 Officers (which includes each of our NEOs) to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of (i) the effective date of the policy or (ii) the date of appointment or promotion of the Section 16 Officer. As of the Record Date, each of our Section 16 Officers and directors has either satisfied these ownership guidelines or had time remaining to do so. The specific Infinera stock ownership requirements for our Section 16 Officers and directors as a multiple of annual base salary (or cash retainer, in the case of directors) are as follows:

• CEO:	4x annual base salary
• President:	2x annual base salary
• CFO:	2x annual base salary
• Other NEOs:	1x annual base salary
• Non-employee Directors:	4x annual cash retainer

Shares that count towards satisfaction of this policy include: (i) shares owned outright by the Section 16 Officer or director or his or her immediate family members residing in the same household, (ii) shares held in trust for the benefit of the Section 16 Officer or director or his or her family and (iii) vested, unexercised, in-the-money option shares (the “spread” or “intrinsic value” of options). The value of a share is measured on the last day of the fiscal year as the greater of (i) the closing price on the date of calculation or (ii) the purchase price actually paid by the person for such share of Infinera common stock (for the avoidance of doubt the purchase price for RSU awards, PSU awards and other similar full value awards is zero).

Anti-hedging Policy

Under our insider trading policy, we prohibit our employees, including our NEOs, from hedging the risk associated with ownership of shares of Infinera common stock and other securities.

Anti-pledging Policy

Our insider trading policy prohibits our NEOs from pledging Infinera common stock as collateral for a loan.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for compensation paid to our CEO and to certain other of our most highly compensated executive officers (other than our CFO) to $1 million per individual in any tax year, unless such compensation is exempt from the deduction limit. An exemption from this deduction limit is available for various forms of “performance-based” compensation.

While it cannot predict how the deduction limit may impact our executive compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While it has not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and certain other of our most highly compensated executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in its compensation decisions. However, from time to time, we may provide compensation or grant equity awards to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders.

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Mark A. Wegleitner, Chairman

Paul J. Milbury

Carl Redfield

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer, principal financial officer and our three other highest paid executive officers during fiscal 2014. As previously noted, we refer to these executive officers as our NEOs.

Fiscal 2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Thomas J. Fallon	2014	468,029	—		2,036,202	—	808,594	(2)	16,423	(3)	3,329,248
CEO	2013	375,000	—		1,898,390	—	635,250	(4)	—		2,908,640
	2012	300,000	—		2,626,800	—	18,750	(4)	—		2,945,550
Brad Feller(5)	2014	346,154	30,000	(6)	1,499,999	96,323	285,796	(2)	1,034	(3)	2,259,306
CFO
David F. Welch, Ph.D.	2014	374,885	—		822,290	—	414,000	(2)	31,774	(3)	1,642,949
President	2013	355,308	—		1,433,280	—	390,298	(4)	—		2,178,886
	2012	350,000	—		1,857,880	—	28,000	(4)	—		2,235,880
Robert J. Jandro	2014	350,000	—		532,106	—	483,000	(2)	11,068	(3)	1,376,174
Senior Vice President, Worldwide Sales	2013	207,338	—		1,303,200	—	280,162	(4)	—		1,790,700
James L. Laufman(7)	2014	62,500	—		999,996	—	—	(8)	59	(3)	1,062,555
Senior Vice President and General Counsel
Ita M. Brennan(9)	2014	56,250	—		—	—	—		14,808	(10)	71,058
former CFO	2013	325,000	—		946,920	—	286,286	(4)	—		1,558,206
	2012	300,000	—		672,240	—	9,750	(4)	—		981,990

(1)

The amounts reported in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Notes 2 and 13 of the notes to our consolidated financial statements contained in our 2014 Annual Report on Form 10-K filed on February 18, 2015 for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)

The amounts reported in this column represent annual incentive cash awards earned under our 2014 Bonus Plan. For additional information regarding our 2014 Bonus Plan, please see the section entitled “Fiscal 2014 Compensation—Performance-Based Incentive Cash Compensation (2014 Bonus Plan)” in the Compensation Discussion and Analysis above.

(3)	This amount represents the payment of accrued vacation time and life insurance premiums.
(4)	These amounts represent payouts under our annual cash incentive plan.
(5)	Mr. Feller began his employment as Senior Vice President of Finance on January 13, 2014 and was appointed CFO effective as of March 1, 2014.
(6)	Mr. Feller received a sign-on bonus in connection with his hiring on January 13, 2014.
(7)	Mr. Laufman began his employment as Senior Vice President and General Counsel on October 20, 2014 and his base salary was set at $325,000.
(8)	Mr. Laufman was hired in the fourth quarter of fiscal 2014 and, as a result, he was not eligible to participate in the 2014 Bonus Plan.
(9)

Ms. Brennan resigned as CFO effective as of February 28, 2014. Ms. Brennan entered into a consulting agreement with Infinera from March 1, 2014 until August 1, 2014 that allowed her outstanding equity to continue to vest until the consulting agreement terminated on August 1, 2014.

(10)	This amount represents the payment of accrued vacation time.

Fiscal 2014 Grants of Plan Based Awards Table

The following table sets forth information regarding fiscal 2014 annual cash incentive compensation and equity awards granted to our NEOs during fiscal 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Thomas J. Fallon	2/25/2014	—	—		—		—	—	—	106,888	(4)	—		—	891,446
	2/25/2014	—	—		—		—	160,330	240,495	—		—		—	1,144,756
	2/25/2014	—	585,937		878,906		—	—	—	—		—		—	—
Brad Feller	1/13/2014	—	—		—		—	—	—	166,297	(5)	—		—	1,499,999
	1/13/2014	—	—		—		—	—	—	—		25,000	(6)	9.02	96,323
	2/25/2014	—	216,000	(7)	324,000	(7)	—	—	—	—		—		—	—
David F. Welch, Ph.D.	2/25/2014	—	—		—		—	—	—	62,770	(4)	—		—	523,502
	2/25/2014	—	—		—		—	41,847	62,770	—		—		—	298,788
	2/25/2014	—	300,000		450,000		—	—	—	—		—		—	—
Robert J. Jandro	2/25/2014	—	—		—		—	—	—	40,619	(4)	—		—	338,762
	2/25/2014	—	—		—		—	27,079	40,619	—		—		—	193,344
	2/25/2014	—	350,000		525,000		—	—	—	—		—		—	—
James L. Laufman	10/20/2014	—	—		—		—	—	—	94,607	(8)	—		—	999,996
Ita M. Brennan(9)	—	—	—		—		—	—	—	—		—		—	—

(1)

Represents the potential cash payment that may be earned for fiscal 2014 under our 2014 Bonus Plan. For additional information regarding our 2014 Bonus Plan and final payouts, please see the section entitled “Fiscal 2014 Compensation—Performance-Based Incentive Cash Compensation (2014 Bonus Plan)” in the Compensation Discussion and Analysis above. At the time of Mr. Laufman’s hire in October 2014, his target bonus opportunity was set at 60% of his base salary. However, given his late-fiscal year hire, Mr. Laufman was not eligible to receive a bonus under the 2014 Bonus Plan.

(2)

Represents PSUs, which are earned based on our TSR as compared to the S&P Networking Index for fiscal 2014, 2015 and 2016, and subject to each person’s continued service to Infinera on each applicable determination date. If the performance objectives are not met within the time limits specified in the award agreements, the PSUs will be cancelled. For additional information regarding the PSU awards granted to our NEOs in fiscal 2014, please see the section entitled “Fiscal 2014 Compensation—Long-Term Equity-Based Incentive Compensation” in the Compensation Discussion and Analysis above.

(3)

For time-based RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For PSUs, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718.

(4)

These RSU awards are scheduled to vest in annual installments with one-third of the underlying shares vesting on May 5 of each of 2015, 2016 and 2017, subject to each person’s continued service to Infinera on each applicable vesting date.

(5)

This RSU award vests in annual installments with one-fourth of the underlying shares vesting on February 5 of each of 2015, 2016, 2017 and 2018, subject to his continued service to Infinera on each applicable vesting date.

(6)	The stock options vests as to 25% of the shares on January 13, 2015 then 1/48th each month thereafter, subject to Mr. Feller’s continued employment with Infinera.
(7)

At the time of Mr. Feller’s hire in January 2014, his target bonus opportunity was set at 60% of his base salary. However, given his early-fiscal year hire, his bonus for fiscal 2014 was prorated based on his length of service during the year.

(8)

This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on November 5 of each of 2015, 2016, 2017 and 2018, subject to his continued service to Infinera on each applicable vesting date.

(9)	Ms. Brennan resigned as CFO effective as of February 28, 2014.

Fiscal 2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding stock options, RSU awards and PSU awards held by each of our NEOs as of December 27, 2014. The vesting conditions for each award are set forth in the footnotes below the table.

	Stock Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas J. Fallon	11/23/2009	75,000	—	(2)	8.19	11/23/2016	2/13/2012	51,666	(3)	770,340	—		—
	11/23/2009	5,595	—	(2)	8.19	11/23/2019	2/13/2012	—		—	87,500	(4)	1,304,625
	11/23/2009	294,405	—	(2)	8.19	11/23/2019	1/30/2013	75,333	(5)	1,123,215	—		—
	2/22/2010	80,556	—	(2)	7.61	6/6/2017	1/30/2013	—		—	113,333	(6)	1,689,795
	2/22/2010	2,817	—	(2)	7.61	2/28/2018	2/25/2014	106,888	(7)	1,593,700	—		—
	2/22/2010	81,683	—	(2)	7.61	2/28/2018	2/25/2014	—		—	160,330	(8)	2,390,520
	2/10/2011	14,286	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	32,965	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	30,475	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	182,250	—	(2)	8.58	2/10/2021	—	—		—	—		—
Brad Feller	1/13/2014	—	25,000	(9)	9.02	1/13/2021	1/13/2014	166,297	(10)	2,479,488	—		—
David F. Welch, Ph.D.	8/8/2006	50,000	—	(2)	2.00	8/8/2016	1/30/2012	26,333	(3)	392,625	—		—
	8/8/2006	137,500	—	(2)	2.00	8/8/2016	2/13/2012	71,250	(11)	1,062,338	—		—
	2/10/2009	100,000	—	(2)	7.11	2/10/2019	2/13/2012	—		—	16,500	(4)	246,015
	8/10/2009	150,000	—	(2)	7.45	8/10/2019	1/30/2013	40,000	(5)	596,400	—		—
	11/23/2009	75,000	—	(2)	8.19	11/23/2016	1/30/2013	—		—	50,000	(6)	745,500
	2/22/2010	29,214	—	(2)	7.61	6/6/2017	6/19/2013	36,000	(12)	536,760	—		—
	2/22/2010	101,342	—	(2)	7.61	6/6/2017	2/25/2014	62,770	(7)	935,901	—		—
	2/22/2010	2,817	—	(2)	7.61	2/28/2018	2/25/2014	—		—	41,847	(8)	623,939
	2/22/2010	81,683	—	(2)	7.61	2/28/2018	—	—		—	—		—
	2/10/2011	39,465	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	41,535	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	20,250	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	60,750	—	(2)	8.58	2/10/2021	—	—		—	—		—
Robert J. Jandro	—	—	—		—	—	7/1/2013	90,000	(12)	1,341,900	—		—
	—	—	—		—	—	2/25/2014	40,619	(7)	605,629	—		—
	—	—	—		—	—	2/25/2014	—		—	27,079	(8)	403,748
James L. Laufman	—	—	—		—	—	10/20/2014	94,607	(13)	1,410,590	—		—
Ita M. Brennan(14)	—	—	—		—	—	—	—		—	—		—

(1)

The closing price of our common stock as of the last trading day prior to our fiscal year-end, December 26, 2014, was $14.91 per share, which was used as the value of our common stock in the calculations.

(2)	This stock option grant is fully vested.
(3)	The remaining unvested portion of this RSU grant vested in its entirety on February 5, 2015.
(4)

This PSU grant entitled the NEO to receive shares of common stock based on the attainment of long-term strategic objectives related to our Infinera DTN-X product and operating income levels. The PSUs vested as to 50% of the original grant upon the achievement of $100 million in recognized revenue from our Infinera DTN-X product in fiscal 2013. The performance criteria for the remaining 50% of the total grant (as indicated in the table above) were not met and the remaining shares were cancelled.

(5)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2016, subject to continued employment with Infinera.
(6)

The PSU awards can be earned based on our TSR performance relative to that of the Telecomm Index as measured over a period of three performance periods. For purposes of calculating TSR performance for Infinera and the Telecomm Index under the PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and the Telecomm Index leading up to January 30, 2013, which was the grant date of the awards. TSR for Infinera and the Telecomm Index is then calculated by comparing the average closing price of our common stock and the Telecomm Index to this baseline value for the final 60 days of our fiscal 2013, 2014 and 2015. This performance award pays out at 150% if our TSR outperforms the S&P Networking Index by 25 points or more and 0% if our TSR underperforms the S&P Networking Index by 25 points or more. The PSUs vested on February 5, 2015 as to 150% of the target shares upon the achievement of the second performance period.

(7)	The remaining unvested portion of this RSU grant vests in its entirety on May 5, 2017, subject to his continued employment with Infinera.
(8)	For a description of this PSU award, please see the section entitled “Fiscal 2014 Compensation—Long-Term Equity-Based Incentive Compensation” in the Compensation Discussion and Analysis above.
(9)

This option vests and becomes exercisable as to 1/4th of the underlying shares on January 13, 2015 and then 1/48th per month thereafter, subject to his continued service to Infinera on each applicable vesting date.

(10)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2018, subject to his continued employment with Infinera.
(11)	The remaining unvested portion of this RSU grant vests in its entirety on December 31, 2014, subject to his continued service to Infinera on each applicable vesting date.
(12)	The remaining unvested portion of this RSU grant vests in its entirety on August 5, 2017, subject to his continued service to Infinera on each applicable vesting date.
(13)	The remaining unvested portion of this RSU grant vests in its entirety on November 5, 2018, subject to his continued service to Infinera on each applicable vesting date.
(14)

Ms. Brennan resigned as CFO effective as of February 28, 2014. Ms. Brennan entered into a consulting agreement with Infinera from March 1, 2014 until August 1, 2014 that allowed her outstanding equity to continue to vest until the consulting agreement terminated on August 1, 2014. No equity awards were outstanding as of the last day of fiscal 2014.

Fiscal 2014 Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSU awards and PSU awards during fiscal 2014 by each of our NEOs.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas J. Fallon	300,000	1,538,645	221,667	1,824,319
Brad Feller	—	—	—	—
David F. Welch, Ph.D.	—	—	166,499	1,466,677
Robert J. Jandro	—	—	30,000	267,000
James L. Laufman	—	—	—	—
Ita M. Brennan(3)	321,594	385,949	87,458	719,779

(1)

The value realized on the exercise date is based on the difference in the fair market value of our common stock on the exercise date and the exercise price, and does not necessarily reflect the proceeds actually received by the NEO.

(2)	The value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.
(3)

Ms. Brennan resigned as CFO effective as of February 28, 2014. Ms. Brennan entered into a consulting agreement with Infinera from March 1, 2014 until August 1, 2014 that allowed her outstanding equity to continue to vest until the consulting agreement terminated on August 1, 2014.

Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability

Change of Control Benefits

As discussed above in the “Compensation Discussion and Analysis—“Double-trigger” Change of Control and Severance Policy” section, the terms below apply with respect to our NEOs if we undergo a Change of Control transaction and the employment of the NEO is terminated without Cause or as a result of a Constructive Termination within 12 months following the transaction, subject to the NEO entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•	100% of all outstanding equity awards will vest;

•

The CEO will be paid a lump sum severance payment equal to two (2) times annual base salary and the other NEOs will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary; and

•	The CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other NEOs will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Severance Policy

As discussed above in the “Compensation Discussion and Analysis—“Double-trigger” Change of Control and Severance Policy” section, the Compensation Committee determined that Infinera shall pay severance to our NEOs in the event the employment of the NEO is terminated by Infinera, except in the event of termination following a Change of Control or for Cause. The Compensation Committee established the following terms for severance payments, subject to such individual entering into and not revoking a release of claims in our favor:

•

The CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary and the other NEOs will be paid a lump sum severance payment equal to one (1) times annual base salary; and

•

The CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If a named executive officer’s employment with Infinera is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the base salary paid to such individual during their period of employment, or (y) the severance amount set forth above.

Death and Disability Benefits

Pursuant to our 2000 Stock Option Plan and the 2007 Plan, accelerated vesting is provided in the event of the death (with exceptions in certain circumstances) or permanent disability of an employee, including our NEOs. Accrued vacation will also be paid out in the event of the death or permanent disability of such individual. We do not currently provide any other benefits in the event of an employee’s death or permanent disability.

For purposes of these benefits, the following terms have the following meanings:

Change of Control	(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction, (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control), or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause

(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Fiscal 2014 Estimated Payments and Benefits Table

The amount of compensation and benefits payable to each of our NEOs in the event of a termination of employment by Infinera, a termination of employment following a Change of Control transaction, or a termination of employment due to death or permanent disability has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event occurred on December 27, 2014, the day of fiscal 2014. The closing price of our common stock as of the last trading day of fiscal 2014, was $14.91 per share, which was used as the value of our common stock in the calculations below. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $14.91 and (ii) subtracting the exercise price for the unvested stock options.

		Potential Payments in Connection With:
Name	Type of Benefit	Termination Under Severance Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)
Thomas J. Fallon	Cash Severance	702,044	936,058	—
	Vesting Acceleration(1)	—	8,872,196	8,872,196
	Continued Coverage of Employee Benefits	36,660	48,881	—

	Total Benefits	738,704	9,857,135	8,872,196

Brad Feller	Cash Severance	346,154	519,231	—
	Vesting Acceleration(2)	—	2,626,738	2,626,738
	Continued Coverage of Employee Benefits	18,588	27,882	—

	Total Benefits	364,742	3,173,851	2,626,738

David F. Welch, Ph.D.	Cash Severance	374,885	562,328	—
	Vesting Acceleration(3)	—	5,139,477	5,139,477
	Continued Coverage of Employee Benefits	24,440	36,660	—

	Total Benefits	399,325	5,738,465	5,139,477

Robert J. Jandro	Cash Severance	350,000	525,000	—
	Vesting Acceleration(4)	—	2,351,277	2,351,277
	Continued Coverage of Employee Benefits	13,248	19,872	—

	Total Benefits	363,248	2,896,149	2,351,277

James L. Laufman	Cash Severance	62,500	93,750	—
	Vesting Acceleration(5)	—	1,410,590	1,410,590
	Continued Coverage of Employee Benefits	18,588	27,882	—

	Total Benefits	81,088	1,532,222	1,410,590

(1)

The vesting of 595,050 shares of common stock would accelerate if Mr. Fallon was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 27, 2014.

(2)

The vesting of 191,297 shares of common stock would accelerate if Mr. Feller was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 27, 2014.

(3)

The vesting of 344,700 shares of common stock would accelerate if Dr. Welch was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 27, 2014.

(4)

The vesting of 157,698 shares of common stock would accelerate if Mr. Jandro was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 27, 2014.

(5)

The vesting of 94,607 shares of common stock would accelerate if Mr. Laufman was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 27, 2014.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2014, at the request of the Compensation Committee, a review of the risks associated with our organization-wide compensation policies and practices was conducted. This review was conducted by Compensia with input from our legal, finance and human resources departments. This assessment included:

•	A review of the policies and practices relating to the components of our compensation programs and arrangements;

•	A review of incentive-based cash and equity compensation plans and arrangements;

•

The identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage; and

•	Consideration of the presence or absence of controls, policies, plan features or other factors that mitigate potential risks.

Although all compensation programs were considered, particular attention was paid to incentive-based plans and arrangements involving variable payouts, where an employee might be able to influence payout factors and compensation plans and arrangements involving our executive team. In substantially all cases, these compensation plans and arrangements are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Incentive compensation was found to be based on a blend of financial and operational objectives, which allows us to avoid an over-emphasis on shorter-term financial goals. In addition, the financial and operational objectives used to determine the performance measures for our incentive-based compensation plans and arrangements were found to be substantially derived from our annual operating plan, which is approved by the Board.

In addition, the assessment considered the controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce or encourage risk-taking, including:

•

Oversight of major incentive compensation plans and arrangements and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•

Internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	The existence of, and training relating to, corporate standards of business conduct and ethics;

•	Substantial alignment of compensation of and benefits for executive and non-executive, salaried employees;

•

A clawback policy pursuant to which the Compensation Committee has a one-year look-back provision and provides the authority to recoup up to 100% of any incentive compensation that resulted from a material misstatement of financial results; and

•	Stock ownership guidelines applicable to our Section 16 Officers to align their interests with those of our stockholders.

Compensia’s review concluded that the risks associated with our compensation policies and practices were being effectively managed by Infinera. Based on this review, as well as our assessment of the factors described above, we have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on Infinera. This risk assessment was presented to and reviewed by the Compensation Committee.

PROPOSAL 3—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our NEOs.

As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly-qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on financial and operational objectives, including specific revenue and operating income targets as well as important operation goals important to the short-term and long-term growth of Infinera. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 25 for additional details about our executive compensation programs, including information about the fiscal 2014 compensation of our NEOs.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED: That the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives within the Compensation of Executive Officers section of the Proxy Statement.”

As an advisory vote, this say-on-pay proposal is not binding upon Infinera, the Board or the Compensation Committee. However, Infinera, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ concerns in evaluating future compensation options for our NEOs.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. “ABSTENTIONS” will have the same effect as an “AGAINST” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 3—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of the Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In fiscal 2014, Infinera did not engage in any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2014 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 27, 2014 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	11,216,641	(2)	$7.29	24,517,443	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	11,216,641			24,517,443

(1)

Our 2007 Plan provides that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 Plan shall be increased by the lesser of (i) 9,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as determined by the Board or a committee of the Board. For 2015, the Board approved no increase to the number of shares of common stock authorized for issuance under the 2007 Plan, as recommended by the Compensation Committee. Our 2007 ESPP previously provided that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 ESPP shall be increased by the lesser of (i) 1,875,000 shares of common stock, (ii) 1% of the outstanding shares of common stock on such date or (iii) such other amount as is determined by the Board or a committee of the Board. At the 2014 Annual Meeting of Stockholders, our stockholders approved an amendment and restatement of the 2007 ESPP, whereby the annual evergreen provision was removed and the number of shares issuable under the 2007 ESPP was increased by 7,500,000 Shares.

(2)	This amount includes the following:
•	4,298,386 shares issuable upon the exercise of outstanding stock options granted under the 2000 Stock Plan and 2007 Plan.
•	6,041,890 shares subject to RSUs granted under the 2007 Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
•

876,365 shares issuable pursuant to outstanding stock awards that have been granted under the 2007 Plan, but not yet earned as of December 27, 2014. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the “Compensation Discussion and Analysis” section. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(3)	This amount includes 7,261,664 shares of common stock available for future issuances under our 2007 ESPP.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), stockholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than November 27, 2015, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting.

To be raised at the 2016 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for the Board that the stockholder wishes to raise at our 2016 Annual Meeting. To be timely, the stockholder notice must be received by our Corporate Secretary no later than February 10, 2016 nor earlier than January 11, 2016, or no later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for the Board, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

Under Rule 14a-8 of the Exchange Act, if the date of the 2016 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2016 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2016 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2016 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by Marketwired, Inc., Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2016 Annual Meeting is first made.

If we receive notice of a matter to come before the 2016 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2016 Annual Meeting. If such matter is brought before the 2016 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089, Attention: Corporate Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

/S/ JAMES L. LAUFMAN
James L. Laufman
Senior Vice President, General Counsel and Corporate Secretary

Sunnyvale, California

March 26, 2015

Appendix A

Infinera Corporation

Unaudited Reconciliations from GAAP to Non-GAAP

(In thousands)

	Years Ended
	December 27, 2014	December 28, 2013	December 28, 2012
Revenue	$668,079	$544,122	$438,437
Reconciliation of Gross Profit:
U.S. GAAP as reported	$288,304	$218,639	$157,569
Stock-based compensation	5,607	7,496	8,534

Non-GAAP as adjusted	$293,911	$226,135	$166,103

Reconciliation of Gross Margin:
U.S. GAAP as reported	43.2%	40.2%	35.9%
Stock-based compensation	0.8%	1.4%	2.0%

Non-GAAP as adjusted	$44.0%	$41.6%	37.9%

Reconciliation of Operating Income (Loss):
U.S. GAAP as reported	$27,342	$(24,186)	$(83,001)
Stock-based compensation	28,394	31,976	41,819

Non-GAAP as adjusted	$55,736	$7,790	$(41,182)

The non-GAAP measures of gross profit, gross margin and operating income (loss) exclude non-cash stock-based compensation expenses. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for gross profit, gross margin and operating income (loss) prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2015.

Vote by Internet

Go to www.investorvote.com/INFN

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-866-540-5760 within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

1. ELECTION OF THREE CLASS II DIRECTORS: +

01 - James A. Dolce, Jr.

For Withhold

02 - Paul J. Milbury

For Withhold

03 - David F. Welch, Ph.D.

For Withhold

For All Except:

For Against Abstain

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2015.

3. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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Important notice regarding the Internet availability of proxy materials for the 2015

Annual Meeting of Stockholders. The Proxy Statement and the 2014 Annual Report on

Form 10-K to Stockholders are available at:

http://www.infinera.com/annual_meeting

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Infinera Corporation

Proxy - Infinera Corporation

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2015

10:00 a.m. Pacific Time

Proxy Solicited by the Board of Directors for Annual Meeting to be held May 7, 2015

The undersigned hereby appoints Thomas J. Fallon and James L. Laufman, and each of them (the “Proxies”), with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Infinera to be held on May 7, 2015 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the Nominees listed in Proposal 1 (Election of Directors); FOR Proposal 2 (To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 26, 2015); and FOR Proposal 3 (To approve, on an advisory basis, the compensation of Infinera’s named executive officers). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)